EXHIBIT 10.131

LOAN AGREEMENT

Dated as of September 9, 2010

Between

SDQ FEE, LLC,
as Borrower

and

GERMAN AMERICAN CAPITAL CORPORATION,
as Lender

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TABLE OF CONTENTS

Page

Schedule II	Intentionally Blank
Schedule III	Organizational Chart
Schedule IV	Borrower Operating Account
Schedule V	REA

Exhibit A	Legal Description
Exhibit B	Certain Updated Information

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of September 9, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, collectively, “Lender”), and SDQ FEE, LLC, a Delaware limited liability company, having an address at c/o Glimcher Properties Limited Partnership, 180 East Broad Street, 21st Floor, Columbus, Ohio 43215 (together with its permitted successors and assigns, collectively, “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender has advised Borrower that subject to the terms of this Agreement and the documents to be executed in connection herewith, and based upon the representations, warranties, covenants and undertakings of Borrower herein and therein contained, Lender is willing to make the Loan to Borrower on the terms and conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1                      Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Accounts” shall have the meaning set forth in Section 6.1.

“Act” shall have the meaning set forth in Section 3.1.24 (s)

“Acquired Property Statements” shall have the meaning set forth in Section 9.1(c)(i).

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, and/or (ii) is in control of, is controlled by or is under common ownership or control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean $250,000.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean, if and to the extent a Management Agreement is in effect with respect to the Property after the date hereof, an Assignment of Management Agreement and Subordination of Management Fees (on Lender’s then standard form) among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation of all or any portion of the Property, but if and only to the extent that Borrower is entitled to any such compensation under the terms of the Ground Lease.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Operating Account” shall mean the account specified on Schedule IV attached hereto.

“Borrower’s Recourse Liabilities” shall have the meaning set forth in Section 11.22.

“Borrower Specific Portion of a Disclosure Document” shall have the meaning set forth in Section 9.2(b).

“Broker” shall have the meaning set forth in Section 11.21.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property (excluding tenant improvements) and required to be capitalized according to GAAP.

“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith by and between Lender and Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” shall have the meaning set forth in Section 5.2.

“Casualty and Condemnation Account” shall have the meaning set forth in the Cash Management Agreement.

“Casualty Consultant” shall have the meaning set forth in Section 5.4(b)(iii).

“Casualty Retainage” shall have the meaning set forth in Section 5.4(b)(iv).

“Certification of Borrower” shall mean that certain Borrower’s Closing Certificate dated as of the date hereof made by Borrower to Lender.

“Clearing Account” shall have the meaning set forth in Section 6.1.

“Clearing Account Agreement” shall mean that certain Clearing Account Agreement dated the date hereof by and among Borrower, Lender and the Clearing Bank.

“Clearing Bank” shall have the meaning set forth in Section 6.1.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 5.4(b).

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Indemnified Title Items” shall have the meaning set forth in the Disclosure Schedule attached hereto as Schedule I.

“DB” shall have the meaning set forth in Section 9.2(b).

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including the Prepayment Fee and Liquidated Damages Amount, if applicable) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the aggregate amount of scheduled principal and interest payments due and payable under the Note.

“Debt Service Coverage Ratio” shall mean, as of any date, the ratio, as reasonably determined by Lender, of (i) the Net Operating Income for the twelve (12) month period ending with the most recently completed calendar month based on (1) in place rents, annualized, and (2) trailing twelve (12) month Operating Expenses to (ii) the Debt Service with respect to such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Interest Rate.

“Defeasance” shall have the meaning set forth in Section 2.5.

“Defeasance Collateral” shall have the meaning set forth in Section 2.5.1(c)(i).

“Defeasance Lockout Expiration Date” shall have the meaning set forth in Section 2.5.1.

“Defeasance Rights and Obligations” shall have the meaning set forth in Section 2.5.3.

“Defeasance Security Agreement” shall have the meaning set forth in Section 2.5.1(c)(ii).

“Deposit Account” shall have the meaning set forth in Section 6.1.  Lender may in its sole discretion change the Deposit Account from time to time.

“Deposit Bank” shall mean the bank or banks selected by Lender to maintain the Deposit Account.  Lender may in its sole discretion change the Deposit Bank from time to time.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a).

“Disclosure Document Date” shall have the meaning set forth in Section 9.1(c)(iv).

“Disclosure Schedule” shall have the meaning set forth in Section 3.1.4.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi annually.

“Easements” shall have the meaning set forth in Section 3.1.12.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in any case a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authorities.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company the short term unsecured debt obligations or commercial paper of which are rated at least A-1+ by S&P, P-1 by Moody’s, and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

“Embargoed Person” shall have the meaning set forth in Section 4.2.15.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in the granting clause of the Security Instrument.

“ERISA” shall have the meaning set forth in Section 4.2.13.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Exchange Act” shall have the meaning set forth in Section 9.2(a).

“Exchange Act Filing” shall have the meaning set forth in Section 9.1(c)(vi).

“Extraordinary Expense” shall have the meaning set forth in Section 4.1.7(g).

“Financing Statements” shall mean those certain UCC-1 Financing Statements identifying Borrower as debtor, in favor of Lender, as secured party, perfecting Lender’s security interest in the personal property encumbered by the Loan Documents (including, without limitation, the Security Instrument and the Assignment of Leases) now owned or hereafter acquired by Borrower, as applicable. The Financing Statements will be filed with all recording or filing offices in such jurisdictions as Lender shall reasonably require to perfect Lender’s security interest or to reflect such security interest in the appropriate public records.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc.

“Full Replacement Cost” shall have the meaning set forth in Section 5.1.1(a)(i).

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any authority, bureau, department, instrumentality, court, board, agency, commission, office, administrative tribunal, public utility or authority of any nature whatsoever or any governmental or quasi-governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Government Lists” shall have the meaning set forth in Section 4.1.14(b).

“Gross Revenue” shall mean all revenue derived by Borrower from the ownership and operation of the Property from whatever source, including Rents and any Insurance Proceeds or Condemnation Proceeds, but only if and to the extent Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(e) hereof.

“Ground Lease” shall mean that certain First Amended and Restated Ground Lease, dated December 6, 2006, by and between Prior Ground Landlord and Ground Tenant, as disclosed by that certain Memorandum of Lease, recorded on December 11, 2006 as Document No. 2006-1613859 in the official records of Maricopa County, Arizona, as modified by that certain First Amendment to First Amended and Restated Ground Lease, dated January __, 2008, by and between Prior Ground Landlord and Ground Tenant, as assigned from Prior Ground Landlord to Borrower pursuant to that certain Assignment and Assumption of Ground Lease, dated September 9, 2010 and recorded on or about the date hereof in the official records of Maricopa County Arizona, as modified by that certain Second Amendment to First Amended and Restated Ground Lease, dated September 9, 2010, by and between Ground Landlord and Ground Tenant, as the same may be amended, restated, replaced, supplemented, transferred or otherwise amended from time to time in accordance with the terms and conditions of the Loan Documents.

“Ground Lease Completion Letter of Credit” shall mean the “Completion Letter of Credit” as such term is defined in the Ground Lease.

“Ground Lease Security Deposit” shall mean the “Security Deposit” as such term is defined in the Ground Lease.

“Ground Tenant” shall mean Kierland Crossing, LLC, a Delaware limited liability company, or its successors and/or assigns as ground tenant under the Ground Lease (provided that such successor and/or assign is approved in accordance with the terms and conditions contained in the Loan Documents).

“Ground Tenant Improvements” shall have the meaning set forth in the Security Instrument.

“Ground Tenant Subleases” shall mean any lease, sublease, sub-sublease, letting, license, concession or other agreement entered into by Ground Tenant, as the landlord, sub-landlord or sub-sub-landlord, with respect to any Ground Tenant Improvements located on the Land or any space therein and/or any guarantees of performance and observance of the covenants, conditions and agreements of the other party under any of the foregoing.

“Ground Tenant’s Sub-Tenants” shall mean (a) any and all tenants, sub-tenants and/or sub-sub-tenants under any Ground Tenant Sublease, and/or (b) any and all guarantors under any Ground Tenant Subleases.

“Guarantor” shall mean Glimcher Properties Limited Partnership, a Delaware limited partnership.

“Guarantor’s Line of Credit” shall mean that certain revolving credit facility evidenced by that certain Amended and Restated Credit Agreement dated as of December 14, 2006, as amended by a Comprehensive Amendment thereto dated as of March 4, 2010 executed by and between Guarantor and KeyBank National Association, a national banking association, and the several banks, financial institutions and other entities from time to time parties to the Agreement, as lenders, and KeyBank National Association, not individually, but as “Administrative Agent”, as amended by that certain Second Amendment to Amended and Restated Credit Agreement, dated as of April 27, 2010, as further amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of July 22, 2010, and as the same may from time to time be further amended, supplemented or replaced.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise amended from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” shall mean a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender.

“Independent Manager” shall have the meaning set forth in Section 3.1.24(o).

“Initial Interest Period” shall have the meaning set forth in Section 2.3.1.

“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Squire, Sanders & Dempsey L.L.P. in connection with the Loan.

“Insurance Account” shall have the meaning set forth in Section 6.4.1.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).  Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, Lender and Borrower acknowledge and agree that, for so long as the Ground Lease is in effect and the Ground Tenant is actually maintaining the insurance required to be maintained by Ground Tenant under the Ground Lease, Borrower will not be required to obtain or maintain or to cause the Ground Tenant  to obtain or maintain any insurance policies or coverages other than those required to be maintained by the Ground Tenant under the Ground Lease (which insurance policies and coverages shall, in the case of the property insurance, public liability insurance and rental loss and/or business interruption insurance carried under the Ground Lease, cover perils of terrorism and acts of terrorism as required by Lender) (collectively the “Ground Tenant’s Insurance Policies”), provided that Borrower shall, if and to the extent permitted under the Ground Lease, require the Ground Tenant to name Lender as an additional insured under the Ground Tenant’s Insurance Policies.  Lender and Borrower further acknowledge and agree that, for so long as the Ground Lease remains in full force and effect, all Insurance Premiums with respect to the Ground Tenant’s Insurance Policies will be paid in accordance with the terms and conditions of the Ground Lease.

“Insurance Proceeds” shall have the meaning set forth in Section 5.4(b).  Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, Lender and Borrower acknowledge and agree that, for so long as the Ground Lease is in effect and the Ground Tenant is actually maintaining the insurance required to be maintained by Ground Tenant under the Ground Lease, Borrower will not be required to obtain or maintain or to cause its Ground Tenant to obtain or maintain any insurance policies or coverages other the Ground Tenant’s Insurance Policies, provided that Borrower shall, if and to the extent permitted under the Ground Lease, require the Ground Tenant to name Lender as an additional insured under the Ground Tenant’s Insurance Policies.  Lender and Borrower further acknowledge and agree that the rights, title and interest of Borrower or any of Borrower’s lenders in and to any insurance proceeds of Ground Tenant’s Insurance Policies are governed by and subject to the terms of the Ground Lease.  Therefore, notwithstanding anything to the contrary contained in this Agreement or any Loan Document, for so long as the Ground Lease remains in full force and effect and the Ground Tenant is actually maintaining the insurance required to be maintained by Ground Tenant under the Ground Lease, the term “Insurance Proceeds”, as used in this Agreement and/or any Loan Document, shall be limited only to such insurance proceeds from Ground Tenant’s Insurance Policies to which Borrower and/or Borrower’s lender is entitled under the terms of the Ground Lease.

“Interest Period” shall have the meaning set forth in Section 2.3.3.

“Interest Rate” shall mean a rate of four and ninety-one hundredths  percent (4.91%) per annum.]

“Land” shall have the meaning set forth in the Security Instrument.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement, including, without limitation, the Ground Lease, (whether written or oral and whether now or hereafter in effect, and whether before or after the filing by or against Borrower of any petition for relief under the Bankruptcy Code), pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of the Land and with respect to which Borrower is a party and/or has any right, title or interest, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement or any Loan Document, Lender hereby acknowledges and agrees that, for so long as the Ground Lease remains in full force and effect, that no current or future Ground Tenant Subleases shall constitute (or be deemed to constitute) a “Lease” under this Agreement or any of the Loan Documents.

“Lease Termination Payments” shall have the meaning set forth in Section 6.6.1(b)(i).

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, the Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, zoning and land use laws and the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender Group” shall have the meaning set forth in Section 9.2(b).

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.  If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“Liabilities” shall have the meaning set forth in Section 9.2(b).

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of the Property or any interest therein, or any direct interest in Borrower or Sole Member, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidated Damages Amount” shall have the meaning set forth in Section 2.4.6(d).

“Loan” shall mean the loan in the original principal amount of Seventy Million and No/100 Dollars ($70,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Environmental Indemnity, the Assignment of Management Agreement (if applicable), the Guaranty, the Financing Statements, the Certificate of Borrower and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the Outstanding Principal Balance and the denominator is equal to the appraised value of the Property as shown in an MAI appraisal obtained by Lender and acceptable to Lender in its sole but good faith discretion.

“Lockout Period” shall mean the period from the date hereof to but excluding the Open Prepayment Date, during which time, no prepayment of the Loan shall be permitted, although a Defeasance shall be permitted in accordance with the terms and conditions of Section 2.5 of this Agreement after of the Defeasance Lockout Expiration Date.

“Major Contract” shall mean (i) any management, brokerage or leasing agreement to which Borrower is a party, or (ii) any cleaning, maintenance, service or other Lease, contract or agreement of any kind (other than the Ground Lease and the REA) of a material nature (materiality for these purposes to include, without limitation, contracts which extend beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind)) and to which Borrower is a party, in either case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral.  Notwithstanding anything to the contrary contained in this Agreement or in any Loan Document, for so long as the Ground Lease remains in full force and effect, the term “Major Contract” shall not include any Ground Tenant Subleases or any agreement, contract, document or instrument whatsoever to which Borrower is not a party.

“Management Agreement” shall mean any management agreement entered into by and between Borrower and a Manager after the date hereof in accordance with the terms and conditions of the Loan Documents, pursuant to which the Manager is to provide management and other services with respect to the Property. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement or any Loan Document, Borrower and Lender acknowledge and agree that Borrower is currently self-managing the Property as of the date of this Agreement and that Borrower shall not hire/retain a Manager or execute any Management Agreement without the prior written consent of Lender, which consent may be granted or withheld in Lender’s reasonable discretion).

“Manager” shall mean, if and only to the extent that Borrower requests and Lender approves (in its reasonable discretion) a future Management Agreement, any property manager approved by Lender in accordance with the terms and conditions of this Agreement and any Loan Documents.

“Material Alteration” shall have the meaning set forth in Section 4.1.11.

“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean a constant monthly payment of $371,934.29.

“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the Term.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Operating Income.

“Net Proceeds” shall have the meaning set forth in Section 5.4(b).

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.4(b)(vi).

“Note” shall have the meaning set forth in Section 2.1.3.

“Notice” shall have the meaning set forth in Section 11.6.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“OFAC” shall have the meaning set forth in Section 4.1.14(b).

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Guarantor.

“Open Prepayment Date” shall mean April 1, 2015.

“Operating Agreements” shall mean the REA, and any other covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Property.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement or any Loan Document, for so long as the Ground Lease remains in full force and effect, the term “Operating Agreement” shall not include any Ground Tenant Subleases or any covenants, restrictions, easements, declarations or agreements which relate solely to the construction, operation or use of the Ground Tenant Improvements and to which neither Borrower or any of its predecessors in interest were a party.

“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP.  Operating Expenses specifically shall include (i) all expenses incurred in the immediately preceding twelve (12) month period based on quarterly financial statements delivered to Lender in accordance with Section 4.1.7 hereof to the extent actually paid or payable by Borrower, (ii) all payments required to be made pursuant to any Operating Agreements, (iii) property management fees in an amount equal to the management fees actually paid under the Management Agreement (if applicable), (iv) administrative, payroll, security and general expenses for the Property, (v) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (vi) a reasonable reserve for uncollectible accounts, (vii) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (viii) cost of attendance by employees at training and manpower development programs, (ix) association dues, (x) computer processing charges, (xi) operational equipment and other lease payments as reasonably approved by Lender, (xii) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes and/or any Taxes and Other Charges paid by the Ground Tenant under the Ground Lease) and any insurance premiums (other than any insurance premiums paid by Ground Tenant under the Ground Lease) and (xiii) all underwritten reserves required by Lender hereunder (without duplication).  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement or in any Loan Document, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures, (5) Debt Service, and (6) any item of expense of any type, kind or nature whatsoever (including any Taxes and Other Charges, any insurance premiums and/or any payments of utilities) which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by Ground Tenant, Ground Tenant’s Sub-Tenants or any other Tenant.

“Operating Income” shall mean, for any period, all income of Borrower during such period from the use, ownership or operation of the Property, including:

(a)           all amounts payable to Borrower by any Person as Rent and other amounts under Leases (including the Ground Lease) or other agreements relating to the Property;

(b)           business interruption insurance proceeds allocable to the applicable reporting period, but only to the extent Lender elects to treat such insurance proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(e) hereof and only to the extent that Borrower is entitle to such business interruption proceeds and same are actually paid to Borrower (collectively, “Business Interruption Insurance Proceeds”); and

(c)           all other amounts which in accordance with GAAP, are included in Borrower’s annual financial statements as operating income attributable to the Property.

Notwithstanding the foregoing or anything else to the contrary contained in this Agreement or any Loan Document, Operating Income shall not include (a) any Insurance Proceeds (other than Business Interruption Insurance Proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of the Property, (c) any Rent attributable to a Lease (including the Ground Lease) prior to the date in which the Tenant thereunder has taken occupancy or in which the actual payment of rent is required to commence thereunder, (d) any item of income otherwise included in Operating Income but paid directly by Ground Tenant or any other Tenant to a Person other than Borrower as an offset or deduction against Rent payable by Ground Tenant or such other Tenant, provided such item of income is for payment of an item of expense and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(6)” of the definition thereof, (e) security deposits received from Ground Tenant or any other Tenants until forfeited or applied, (f) any Rents and/or other amount paid by or on behalf of Ground Tenant or any other Tenant under the Ground Lease or any other Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to federal bankruptcy law or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Ground Lease or other Lease has been assumed by the trustee in such proceeding or action, (g) straightline rent adjustments required in accordance with GAAP, and (h) above/below market rent adjustments required in accordance with GAAP.  Operating Income shall be calculated on the accrual basis of accounting and, except to the extent otherwise provided in this definition, in accordance with GAAP.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof and payable by Borrower.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement or in any Loan Document, for so long as the Ground Lease remains in full force and effect, the term “Other Charges” shall not include any maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof that arise out of or relate to the Ground Tenant Subleases or the Ground Tenant Improvements and are payable by Persons other than Borrower and for which Borrower has no obligation or liability with respect to the payment of same.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” shall have the meaning set forth in Section 4.1.14(b).

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created or expressly permitted by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent (but in the case of property Taxes, Liens, if any, for such property Taxes imposed by any Governmental Authority not yet delinquent), and (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole but good faith discretion (or as otherwise expressly provided in Section 4.2.2 of this Agreement).

“Permitted Indebtedness” shall have the meaning set forth in Section 3.1.24(d).

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Transfer” shall have the meaning set forth in Section 8.2(a).

“Permitted Transferee” shall mean a corporation, partnership or limited liability company (i) acceptable to Lender in its sole but good faith discretion unless such Person is a Qualified Transferee in which case Lender shall not unreasonably withhold, condition or delay its acceptance of such Person under this clause (i), (ii) that qualifies as a single purpose, bankruptcy remote entity under the criteria established by the Rating Agencies, (iii) whose counsel has delivered to Lender a non-consolidation opinion acceptable to Lender and the Rating Agencies in their sole discretion, and (iv) such entity, together with the direct and indirect owners of such entity, are reputable Persons of good character, creditworthy and with sufficient financial worth considering the obligations assumed and undertaken, as evidenced by financial statements and other information reasonably requested by Lender.  NOTWITHSTANDING THE FOREGOING, AS PART OF GRANTING OR WITHHOLDING CONSENT OVER ANY PERMITTED TRANSFEREE PROPOSED BY BORROWER, NEITHER LENDER NOR LENDER’S SERVICER MAY REQUIRE THE PAYMENT OF ADDITIONAL TRANSFER/ASSUMPTION FEES (OTHER THAN THOSE EXPRESSLY REFERENCED IN ARTICLE 8 OF THIS AGREEMENT) AS A CONDITION PRECEDENT TO GRANTING ITS CONSENT OR PROCESSING THE TRANSACTION.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Policies” shall have the meaning set forth in Section 5.1.1(b).

“Prepayment Date” shall mean the date of a prepayment of the Loan pursuant to the provisions of Section 2.4 hereof.

“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) two percent (2%) of the unpaid principal balance of the Note as of the applicable Prepayment Date.

“Prepayment Notice” shall mean a prior irrevocable written notice to Lender specifying the proposed Business Day on which a prepayment is to be made pursuant to Section 2.4 hereof, which date must be a Monthly Payment Date and shall be no earlier than thirty (30) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice.

“Prior Ground Landlord” means Sucia Scottsdale, LLC.

“Property” shall mean the Land, as defined in the Security Instrument and described on Exhibit A attached hereto and made a part hereof, and any Improvements, Equipment, Fixtures (as defined in the Security Instrument) and Personal Property of Borrower and encumbered by the Security Instrument, together with all rights of Borrower pertaining to the foregoing, all as more particularly described in the Granting Clauses of the Security Instrument, but for so long as the Ground Lease remains in full force and effect, expressly excludes any right, title or interest of any Tenant (including Ground Tenant) or any of Ground Tenant’s Sub-Tenants.

“Qualified Transferee” shall mean any one of the following Persons:

(a)           a pension fund, pension trust, or pension account that has total real estate equity assets of at least $1 Billion; or

(b)           a pension fund advisor who immediately prior to such transfer, controls at least $1 Billion of real estate equity assets; or

(c)           an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $500 Million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 Billion; or

(d)           a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) with a combined capital and surplus of at least $500 Million; or

(e)           any Person with an Investment Grade Rating from at least one (1) of the Rating Agencies (provided that none of the Rating Agencies have assigned a rating which is not an Investment Grade Rating to such Person) who (A) owns or operates, together with its Affiliates, at least twelve (12) regional or super regional malls totaling at least 6,000,000 square feet of gross leasable area of space and (B) immediately prior to such transfer, controls real estate equity assets of at least $1 Billion; or

(f)           any Person who (A) owns or operates, together with its Affiliates, at least three (3) regional or super regional malls totaling at least 2,500,000 square feet of gross leasable area of space as of a date no more than ten (10) years prior to the date of such transfer, (B) has a net worth, as of a date no more than six (6) months prior to the date of such transfer, of at least $250 Million and (C) immediately prior to such transfer, controls real estate equity assets of at least $600 Million.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s, Fitch, Realpoint LLC and DBRS, Inc. or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean, collectively, those certain agreements more particularly described on Schedule V attached hereto and made a part hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Registration Statement” shall have the meaning set forth in Section 9.2(b).

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Related Loan” shall mean a loan to an Affiliate of Borrower or Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related" within the meaning of the definition of Significant Obligor, to the Property.

“Release Date” shall have the meaning set forth in Section 2.5.1(a).

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease (including the Ground Lease) in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager (if applicable) or any of their respective agents or employees from any and all sources arising from or pursuant to the Ground Lease or any other Lease in effect from time to time, together with any receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and possession of the Property or rendering of services by Borrower, Manager (if applicable) or any of their respective agents or employees, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent Lender elects to treat such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(e) hereof (it being understood and agreed, however, that if the Ground Lease is no longer in full force and effect, “Rents” shall include all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager (if applicable) or any of their respective agents or employees from any and all sources whatsoever arising from or attributable to the Property and the Improvements generally, and not just pursuant to Leases).  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement or any Loan Document, for so long as the Ground Lease remains in full force and effect, the term “Rents”, as used herein or in any Loan Document, shall not include any of the above- referenced items that arise out of or relate to any Ground Tenant Sublease or the sale, lease, sublease, license, concession or other grant of any right, title or interest of the Ground Tenant or any of its successors or assigns in and to any Ground Tenant Improvement.

“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Lender or Deposit Bank pursuant to Article 6 of this Agreement.

“Reserve Items” shall have the meaning set forth in Section 6.3.4.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement or any Loan Document, Lender acknowledges that Articles 13 and 14 of the Ground Lease contain certain provisions governing the repair and restoration of the Property following any casualty, damage, destruction or condemnation of or to the Property, and, in the event of any Casualty or Condemnation, Borrower may cause the Ground Tenant to repair and restore the Property in accordance with the terms of the Ground Lease in lieu of performing the Restoration itself so long as Restoration occurs.

“RICO” shall have the meaning set forth in Section 11.22.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).

“Securities” shall have the meaning set forth in Section 9.1(a).

“Securities Act” shall have the meaning set forth in Section 9.2(a).

“Securitization” shall have the meaning set forth in Section 9.1(a).

“Security Instrument” shall mean that certain first priority Deed of Trust, Assignment of Leases and Rents and Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.24.

“Servicing Agreement” shall have the meaning set forth in Section 11.24.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Sole Member” shall mean SDQ Fee Holdings, LLC, a Delaware limited liability company, the sole member of Borrower.

“Special Member” shall have the meaning set forth in Section 3.1.24(q).

“Springing Recourse Event” shall have the meaning set forth in Section 11.22.

“Standard Statements” shall have the meaning set forth in Section 9.1(c)(i).

“State” shall mean the State of Arizona.

“Stated Maturity Date” shall mean October 1, 2015.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Sweep Event” shall mean the occurrence of an Event of Default.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.  Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, Lender acknowledges and agrees that, for so long as the Ground Lease remains in effect, all Taxes are required to be paid by Ground Tenant in accordance with the terms of the Lease.

“Tenant” shall mean any Person (including Ground Tenant) obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under the Ground Lease or any other Lease now or hereafter affecting all or any part of the Property.   Notwithstanding the foregoing or anything else to the contrary contained in this Agreement or any Loan Document, Lender hereby acknowledges and agrees that none of Ground Tenant’s Sub-Tenants (whether current or future) shall constitute (or be deemed to constitute) a “Tenant” under this Agreement or any of the Loan Documents.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender (including evidence of payments of all premiums therefor) issued with respect to the Property and insuring the Lien of the Security Instrument.  The Title Insurance Policy shall be assignable, to the extent permitted thereunder and under applicable State law.

“Transfer” shall have the meaning set forth in Section 4.2.1.

“Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date.  (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b).

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, and (ii) not subject to prepayment, call or early redemption.

“U.S. Person” shall mean any Person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any state, commonwealth or district thereof, or (iii) any estate or trust that is subject to United States federal income taxation, regardless of the source of its income.

“Yield Maintenance Amount” shall mean the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through the Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid.

Section 1.2                      Principles of Construction.  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and the word “including” shall mean “including but not limited to”.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

THE LOAN

Section 2.1                      The Loan.

2.1.1                 Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2                 Single Disbursement to Borrower.  Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3                 The Note.  The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of Seventy Million and No/100 Dollars ($70,000,000.00) executed by Borrower and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4                 Use of Proceeds.  Borrower shall use proceeds of the Loan to (i) acquire the Property and/or pay and discharge any existing loans or Liens relating to the Property, (ii) pay all past-due Taxes, Insurance Premiums (or cause the insurance premiums for the insurance required under the Ground Lease to be paid) and Other Charges, if any, in respect of the Property, (iii) make initial deposits of the Reserve Funds (if any), (iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such other general corporate purposes as Borrower shall designate.

Section 2.2                      Interest Rate.

2.2.1                 Interest Rate.  Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.

2.2.2                 Intentionally Blank.

2.2.3                 Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.  Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect.

2.2.4                 Interest Calculation.  Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance.  The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.

2.2.5                 Usury Savings.  This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3                      Loan Payments.

2.3.1                 Payments.  Borrower shall pay to Lender (a) on the date hereof, an amount equal to interest only on the Outstanding Principal Balance from the Closing Date up to and including September 30, 2010 (the “Initial Interest Period”), (b) on each Monthly Payment Date thereafter beginning on November 1, 2010 up to and including the Maturity Date, a payment of principal and interest in an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to the Outstanding Principal Balance, and (c) all amounts required in respect of Reserve Funds (if any) as set forth in Article 6 hereof.

2.3.2                 Intentionally Blank.

2.3.3                 Payments Generally.  After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the first (1st) day of each calendar month during the Term and shall end on and include the last day of such calendar month.  For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day.  Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period accordingly.  With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date.  All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.4                 Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

2.3.5                 Late Payment Charge.  If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower within five (5) calendar days following the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5.00%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by law.

2.3.6                 Method and Place of Payment.

(a)           Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 12:00 noon, New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)           Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c)           All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4                      Prepayments.

2.4.1                 Prepayments.  Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole, or in part, prior to the Stated Maturity Date.

2.4.2                 Intentionally Blank.

2.4.3                 Open Prepayment.  Provided that Borrower shall deliver to Lender a Prepayment Notice, Borrower may prepay the entire principal balance of the Note and any other amounts outstanding under the Note, this Agreement, or any of the other Loan Documents (including, without limitation, all amounts pursuant to Section 2.4.6(a) and Section 2.4.6(c) hereof), without payment of the Prepayment Fee or any other prepayment premium or fee, on any Payment Date on or after the Open Prepayment Date.

2.4.4                 Mandatory Prepayments.  If Lender is not obligated to make Net Proceeds available to Borrower for Restoration, on the next occurring Monthly Payment Date following the date on which (a) Lender actually receives any Net Proceeds, and (b) Lender has determined that such Net Proceeds shall be applied against the Outstanding Principal Balance, (1) Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Outstanding Principal Balance in an amount equal to one hundred percent (100%) of such Net Proceeds and (2) Borrower shall comply with the provisions set forth in Section 2.4.6.  Notwithstanding anything herein to the contrary, so long as no Event of Default has occurred and is continuing, no Prepayment Fee or Liquidated Damages Amount, as applicable, shall be due in connection with any prepayment made pursuant to this Section 2.4.4.  Any partial prepayment under this Section 2.4.4 shall be applied to the last payments of principal due under the Loan.

2.4.5                 Prepayments After Default.  If after the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed (a) to have been made on the next occurring Monthly Payment Date together with the Monthly Debt Service Payment Amount, and (b) to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, in addition to the Debt, (i) an amount equal to the Prepayment Fee (unless same occurs on or after the Open Prepayment Date), and (ii) in the event the payment occurs prior to the Defeasance Lockout Expiration Date, the Liquidated Damages Amount.

2.4.6                 Payments in Connection with a Prepayment.

(a)           On the date on which a prepayment, voluntary or mandatory, is made under the Note or as required under this Agreement, which date must be a Business Day, Borrower shall pay to Lender all unpaid interest on the portion of the Outstanding Principal Balance prepaid plus, if the Prepayment Date is not a Monthly Payment Date, all interest accruing for the full Interest Period in which the Prepayment Date falls.

(b)           On the Prepayment Date, Borrower shall pay to Lender (i) the Prepayment Fee (if applicable) and (ii) all other sums, excluding scheduled interest payments, then due under the Note, this Agreement, the Security Instrument, and the other Loan Documents.

(c)           Borrower shall pay all out-of-pocket costs and expenses of Lender paid to unrelated third parties and incurred in connection with the prepayment (including without limitation, any costs and expenses associated with a release of the Lien of the Security Instrument (if applicable) as set forth in Section 2.4.7 below and reasonable attorneys’ fees and expenses).

(d)           IF FOLLOWING THE ACCELERATION OF THE NOTE BY LENDER AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT, ALL OR ANY PART OF THE LOAN IS REPAID PRIOR TO THE DEFEASANCE LOCKOUT EXPIRATION DATE, THEN BORROWER SHALL PAY TO LENDER, AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, AND IN ADDITION TO ANY AND ALL OTHER SUMS AND FEES PAYABLE UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AN AMOUNT EQUAL TO FIVE PERCENT (5%) OF THE PRINCIPAL AMOUNT BEING REPAID (THE “LIQUIDATED DAMAGES AMOUNT”).

2.4.7                 Release on Payment in Full.  Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Security Instrument.

Section 2.5                      Defeasance.

2.5.1                 Conditions to Defeasance. Provided no Event of Default has occurred and is continuing, at any time after the date which is (A) two (2) years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the Loan or (B) three and one-half (3 1/2) years after the date hereof, whichever shall occur first (the “Defeasance Lockout Expiration Date”), Borrower may cause the release of the Property (in whole but not in part) from the Lien of the Security Instrument and the other Loan Documents upon the satisfaction of the following conditions (a “Defeasance”):

(a)           not less than sixty (60) days prior written notice shall be given to Lender specifying a date (the “Release Date”) on which the Defeasance Collateral is to be delivered, such Release Date to occur only on a Monthly Payment Date;

(b)           all accrued and unpaid interest and all other sums due under the Note and under the other Loan Documents up to the Release Date, including, without limitation, all costs and expenses incurred by Lender or its agents in connection with such release (including, without limitation, the fees and expenses incurred by attorneys and accountants in connection with the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreement and related documentation), shall be paid in full on or prior to the Release Date; and

(c)           Borrower shall deliver to Lender on or prior to the Release Date:

(i)                 an amount equal to that which is sufficient to purchase U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates after the Release Date through the Open Prepayment Date, and (2) in amounts equal to or greater than the Monthly Debt Service Payment Amount through and including the Open Prepayment Date together with payment in full of the Outstanding Principal Balance as of the Open Prepayment Date (the “Defeasance Collateral”), each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to Lender (including, without limitation, such instruments as may be required by the depository institution holding such securities to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests;

(ii)                 a pledge and security agreement, in form and substance satisfactory to Lender in its sole discretion, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which shall provide, among other things, that any payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender in satisfaction of all amounts then due and payable hereunder and any excess received by Lender from the Defeasance Collateral over the amounts payable by Borrower hereunder or under the Note shall be refunded to Borrower promptly after each Monthly Payment Date;

(iii)                 a certificate of Borrower certifying that all of the requirements set forth in this Section 2.5 have been satisfied;

(iv)                 an opinion of counsel for Borrower in form and substance and delivered by counsel satisfactory to Lender in its sole discretion stating, among other things, that (1) Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms; and (2) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such defeasance;

(v)                 Borrower shall deliver evidence in writing from the applicable Rating Agencies to the effect that the defeasance of the Loan and collateral substitution (including the structure described in Section 2.5.7 below) will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such defeasance event for any securities issued in connection with the Securitization which are then outstanding;

(vi)                 a certificate from a firm of independent public accountants acceptable to Lender certifying that the Defeasance Collateral is sufficient to satisfy the provisions of Section 2.5.1(c)(i) above;

(vii)                such other certificates, documents or instruments as Lender may reasonably require; and

(viii)                in connection with the conditions set forth in Section 2.5.1(c) above, Borrower hereby appoints Lender as its agent and attorney in fact for the purpose of using the amounts delivered pursuant to Section 2.5.1(c)(i) above to purchase the Defeasance Collateral.

2.5.2                 Release of Property.  Upon the completion of a Defeasance in compliance with the requirements of this Section 2.5, the Property shall be released from the Lien of the Security Instrument and the other Loan Documents, and the Defeasance Collateral shall constitute the only collateral which shall secure the Note and all other Obligations.  Lender will, at Borrower’s expense, execute and deliver any agreements reasonably requested by Borrower to release the Lien of the Security Instrument from the Property.  Borrower, pursuant to the Defeasance Security Agreement, shall authorize and direct that the payments received from Defeasance Collateral be made directly to Lender and applied to satisfy the Obligations, including payment in full of the Outstanding Principal Balance as of the Open Prepayment Date.

2.5.3                 Successor Borrower.  In connection with a Defeasance, Borrower shall assign all its Obligations, together with the pledged Defeasance Collateral, to a successor entity designated by Lender in its sole discretion or, at the option of Lender, designated by Borrower and approved by Lender (in each case, the “Successor Borrower”).  Lender shall have the right to establish or designate the Successor Borrower and to purchase, or cause to be purchased, the Defeasance Collateral (the “Defeasance Rights and Obligations”), which rights may be exercised in Lender’s sole discretion and shall be retained by the Lender named herein notwithstanding the transfer or securitization of the Loan (but subject to the payment of any residual value to Borrower or Guarantor in accordance with Section 2.5.7 below).  Such successor entity shall execute an assumption agreement in form and substance satisfactory to Lender in its sole discretion pursuant to which it shall assume and agree to pay (as applicable) Borrower’s Obligations and the Defeasance Security Agreement.  As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender an opinion of counsel in form and substance and delivered by counsel satisfactory to Lender in its sole discretion stating, among other things, that such assumption agreement is enforceable against Borrower and such successor entity in accordance with its terms and that the Note, the Defeasance Security Agreement and the other Loan Documents, as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (ii) pay all costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation).  Additionally, Borrower shall pay all actual, out-of-pocket costs and expenses incurred by Successor Borrower, including reasonable attorneys’ fees and expenses, incurred in connection with the preparation of assignment and assumption agreement.  In connection with a transfer of the Defeasance Collateral to the Successor Borrower, Borrower shall, as a condition to such Defeasance, deliver or cause to be delivered a non-consolidation opinion in form and substance satisfactory to Lender and the Rating Agencies.  Upon such assumption, Borrower shall be relieved of its Obligations hereunder, under the other Loan Documents and under the Defeasance Security Agreement other than those Obligations which are specifically stated to survive the termination, satisfaction or assignment of this Agreement or the exercise of Lender’s rights and remedies hereunder, and Guarantor shall be released from and relieved of any liability under the Guaranty and other Loan Documents on a “go-forward” basis to the extent (and only to the extent) that such liability first arose and accrued solely and entirely following the Release Date (but, in the case of Hazardous Substances (as defined in the Environmental Indemnity) related indemnities, to the extent (and only to the extent) that such claims arose solely from Hazardous Substances that (A) were not present in, on, under or migrating from, or a threat to the Property prior to the date of the closing of such conveyance, and (B) were not the result of any act or negligence of Borrower, Guarantor or any of their respective Affiliates, agents or contractors).  Notwithstanding the foregoing, this exclusion from liability shall not apply in the case of clause (xiii) of the Borrower’s Recourse Liabilities in Section 11.22 of this Agreement.

2.5.4                 Appointment as Attorney in Fact.  Upon the release of the Property in accordance with Section 2.5.2, Borrower shall have no further right to prepay the Note pursuant to the other provisions of this Section 2.5 or otherwise. In connection with the conditions set forth in this Section 2.5, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of purchasing the Defeasance Collateral with funds provided by Borrower.  Borrower shall pay any and all actual, out-of-pocket costs and expenses incurred in the purchase of the Defeasance Collateral, including reasonable attorneys’ fees and expenses, and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Section 2.5.

2.5.5                 Defeasance Costs and Expenses.  Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with a Defeasance, which payment is required whether or not such Defeasance is completed.  Such expenses include, without limitation, the cost incurred by Lender to obtain a Rating Agency Confirmation contemplated by Section 2.5.1(c)(v) and the reasonable fees and disbursements of Lender’s legal counsel.  Lender reserves the right to require that Borrower post a deposit to cover costs which Lender reasonably anticipates will be incurred in connection with a Defeasance.

2.5.6                 No Violation of Transfer Restrictions.  Any Defeasance hereunder or compliance by Borrower with any of the provisions contained in this Section 2.5 shall not constitute a violation of any restrictions on Transfer under this Agreement or any Loan Document.

2.5.7                 Residual Value Payable to Borrower.  Borrower or Guarantor, or an entity designated by Borrower or Guarantor, shall be entitled to the payment of any residual value remaining with respect to any Defeasance Collateral after the payment of all amounts and related costs and expenses required in connection with a Defeasance hereunder, including (a) payments of all amounts required under Section 2.5.1(c) and (without duplication) any other amounts outstanding under the Loan Documents which are required to be paid in connection with a Defeasance as set forth in this Article 5, and (b) the amounts described in Section 2.5.5 above, and the assumption agreement and pledge agreement required in connection with such Defeasance, as more particularly described in this Article 5, shall expressly provide that Borrower or Guarantor, or an entity designated by Borrower or Guarantor, shall be entitled to the payment of any such residual value.  In order to accomplish the foregoing, Lender reserves the right to require that the Successor Borrower be one-hundred percent (100%) owned by Borrower.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1                      Borrower Representations.

Borrower represents and warrants that as of the date hereof:

3.1.1                 Organization.  Each of Borrower and Sole Member is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.  Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property.

3.1.2                 Proceedings.  This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3                 No Conflicts.  The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any statute, ordinance, rule, regulation, order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4                 Litigation.  Except as disclosed on Schedule I attached hereto (the “Disclosure Schedule”), there is no action, suit, proceeding or investigation pending or, to the best of Borrower’s knowledge, threatened against Borrower, Sole Member, Guarantor, the Manager (if applicable) or the Property in any court or by or before any other Governmental Authority which, if adversely determined, might materially and adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out the transactions contemplated by this Agreement), Sole Member, Guarantor, Manager (if applicable) or the condition or ownership of the Property.

3.1.5                 Agreements.  Except as may be expressly disclosed in the Title Insurance Policy or the Disclosure Schedule, Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise.  Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or might have consequences that would adversely affect its performance hereunder.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.  Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) Permitted Indebtedness and (b) obligations under the Loan Documents.

3.1.6                 Consents.  No consent, approval, authorization or order of, nor notice or filing with, any court or Governmental Authority or any other Person is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained or made by Borrower, as applicable.

3.1.7                 Title.  Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good and marketable title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances and as otherwise disclosed in this Agreement or any Loan Documents.  The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances.  Except as may be expressly disclosed in the Title Insurance Policy or the Disclosure Schedule, there are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Security Instrument.  None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Security Instrument and this Agreement, (b) materially and adversely affect the value of the Property, (c) impair the use or operations of the Property (as currently used), or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

3.1.8                 No Plan Assets.  As of the date hereof and throughout the Term (i) Borrower does not sponsor, is not obligated to contribute to, and is not itself and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, (ii) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement including, but not limited to, the exercise by Lender of any of its rights under the Loan Documents.

3.1.9                 Compliance.  To the best of Borrower’s knowledge, Borrower and the Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes.  Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower.  Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents.  The Property is used exclusively for retail and office uses and other appurtenant and related uses.  In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits.  No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property.  Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property.  The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

3.1.10                 Financial Information.  All reports, documents, instruments, information, financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein, and (iv) are accurate, correct and sufficiently complete in all material respects to give Lender true and accurate knowledge of their subject matter and do not contain any material misrepresentation or omission.  Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements.  Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11                 Condemnation.  No Condemnation or other proceeding has been commenced or, to the best of Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12                 Easements; Utilities and Public Access.  To the best of Borrower’s knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are in full force and effect without default thereunder.  The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.  All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid irrevocable easement.  All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.1.13                 Separate Lots.  The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

3.1.14                 Assessments.  Except as may be expressly disclosed in the Title Insurance Policy or the Disclosure Schedule, there are no pending or, to the best of Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15                 Enforceability.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Sole Member or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower, Sole Member or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16                 Assignment of Leases.  The Assignment of Leases creates a valid assignment of, or a valid first-priority, perfected security interest in, certain rights under the Leases (including the Ground Lease), subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases (including the Ground Lease), including the right to operate the Property.  No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17                 Insurance.  Borrower caused the Ground Tenant to obtain and has delivered to Lender evidence of insurance coverages, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  No claims have been made under any of the Policies, none of Borrower nor any Affiliate of Borrower, nor, to the best of Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18                 Licenses.  Except for certificates of occupancy which will be required from time to time as and when Ground Tenant’s Sub-Tenants take occupancy of their demised premises within the Ground Tenant Improvements, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower and Ground Tenant for the legal use, occupancy and operation of the Property and any Ground Tenant Improvements constructed thereon as a retail and office project (collectively, the “Licenses”), have been obtained and are in full force and effect.  Borrower shall keep and maintain all Licenses necessary for the operation of the Property and any Ground Tenant Improvements constructed thereon as a retail and office project.  The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

3.1.19                 Flood Zone.  None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to the Property.

3.1.20               Physical Condition.  Except as may be expressly disclosed to Lender in writing, to the best of Borrower’s knowledge, the Property, including (to the extent constructed as of the date of this Agreement) all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21                 Boundaries.  All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property in any material respect, except those which are set forth on the Survey and insured against by the Title Insurance Policy.

3.1.22                 Leases.  The Property is not subject to any Leases other than the Ground Lease.  Borrower has delivered to Lender a true, correct and complete list of the Ground Tenant Subleases and Ground Tenant’s Sub-Tenants (and to Borrower’s knowledge, certain prospective Ground Tenant’s Sub-Tenants who are in various stages of space lease negotiations with Ground Tenant) as of the date of this Agreement.  Borrower is the owner and lessor of landlord’s interest in the Ground Lease.  No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Ground Lease and any Ground Tenant Subleases.  The Ground Lease is in full force and effect and there are no defaults thereunder by either party, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder.  The copies of the Ground Lease delivered to Lender is true and complete, and there are no oral agreements with respect thereto.  No Rent (including security deposits) has been paid more than one (1) month in advance of its due date under the Ground Lease.  All work to be performed by Borrower (if any) under the Ground Lease has been performed as required and has been accepted by the Ground Tenant.  Any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to Ground Tenant under the Ground Lease has already been received by Ground Tenant.  The Ground Tenant under the Ground Lease have accepted possession of and are in occupancy of all of its demised premises and have commenced the payment of full, unabated rent under the Ground Lease.  Borrower has delivered to Lender a true, correct and complete description of the security deposit, if any, made by Ground Tenant under the Ground Lease.  Ground Tenant is free from bankruptcy or reorganization proceedings.  Except for Ground Tenant under the Ground Lease, no Tenant under any Lease (or any sublease) is an Affiliate of Borrower.  There are no brokerage fees or commissions due and payable in connection with the Ground Lease, except as has been previously disclosed to Lender in writing, and no such fees or commissions will become due and payable in the future in connection with the Ground lease, including by reason of any extension of such Ground Lease or expansion of the space leased thereunder, except as has previously been disclosed to Lender in writing.  There has been no prior sale, transfer or assignment, hypothecation or pledge of Borrower’s interest under the Ground Lease or of Borrower’s interest in the Rents received therein which is still in effect.  Ground Tenant does not have a right or option pursuant to the Ground Lease or otherwise to purchase all or any part of the demised premises or the building of which the leased premises are a part.

3.1.23                 Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Security Instrument, have been paid or are being paid simultaneously herewith.  All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

3.1.24                 Single Purpose.  Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:

(a)           Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into this Agreement with the Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property.

(b)           Borrower has not engaged and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.

(c)           Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d)           Borrower has not incurred and will not incur any Indebtedness other than (i) the Debt, and (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding one percent (1%) of the original principal amount of the Loan at any one time; provided that any Indebtedness incurred pursuant to subclause (ii) shall be (A) outstanding not more than sixty (60) days, and (B) incurred in the ordinary course of business (the Indebtedness described in the foregoing clauses (i) and (ii) is referred to herein, collectively, as “Permitted Indebtedness”).  No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Property or the direct interests in Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole and absolute discretion.

(e)           Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.

(f)           Borrower has been, is, and will remain solvent and Borrower has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

(g)           Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Borrower has not, will not (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation, amend, modify or otherwise change its operating agreement or other organizational documents.

(h)           Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person.  Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet.  Borrower may file consolidated tax returns with those of its Affiliates to the extent any applicable tax laws or regulations so require.  Borrower has maintained and shall maintain its books, records, resolutions and agreements as official records.

(i)           Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(j)           Borrower has maintained and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(k)           Neither Borrower nor any constituent party of Borrower has sought or will seek or effect the liquidation, dissolution, winding up, consolidation, asset sale or merger, in whole or in part, of Borrower.

(l)            Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m)           Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n)           Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o)           The organizational documents of Borrower shall provide that the business and affairs of Borrower shall be managed by or under the direction of Sole Member, and at all times there shall be at least two (2) duly appointed managers  (each, an “Independent Manager”) of Borrower, who each have at least three (3) years prior employment experience and continue to be employed as an independent director, independent manager or independent member by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company that provides such services and which is reasonably approved by Lender, who are not on the board of directors or managers of more than two (2) Affiliates of Borrower, and who are not, and have never been, and will not while serving as Independent Manager be, any of the following: (i) a stockholder, director, manager, officer, employee, partner, equityholder, member, attorney or counsel of Borrower or any Affiliate of Borrower or any direct or indirect equity holder of Borrower or any Affiliate of Borrower (other than (x) as an Independent Manager of an Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or directors or (y) pursuant to an express provision in Borrower’s operating agreement providing for the appointment of such Independent Manager to become a “special member” upon Sole Member ceasing to be a member of Borrower), (ii) a creditor, customer, supplier, service provider (including provider of professional services) or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business), (iii) a member of the immediate family of any such stockholder, director, manager, officer, employee, partner, equityholder, member, creditor, customer, supplier, service provider or other Person, or (iv) a Person or other entity controlling or under common control with any of (i), (ii) or (iii) above.  A natural person who otherwise satisfies the foregoing definition and satisfies subsection (i) by reason of being the Independent Manager of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Manager of Borrower, provided that the fees that such individual earns from serving as Independent Managers of Affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.  In addition, the organizational documents of Borrower shall provide that no Independent Manager of Borrower may be removed or replaced unless Borrower provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Manager, together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Manager.  As used in this paragraph, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.  In addition, the organizational documents of Borrower shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(p)           The organizational documents of Borrower shall provide that the Borrower shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the members of Borrower unless at the time of such action there shall be at least two (2) members of the board of directors who are Independent Managers (and such Independent Managers have participated in such vote).  The organizational documents of the Borrower shall provide that Borrower will not and Borrower agrees that it will not, without the unanimous written consent of its members including the Independent Managers (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of Borrower or a substantial part of its business, (iii) take any action that might cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of the foregoing.  In addition, the organizational documents of Borrower shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this Section 3.1.24(p), the Independent Managers shall consider only the interests of Borrower, including its creditors.

(q)           The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), each of the persons acting as an Independent Manager of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as members of Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of Borrower without dissolution.  The organizational documents of Borrower shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to Borrower as a Special Member following delivery to Lender of reasonable prior written notice of same (but in any event, not less than two (2) days prior written notice), and (ii) such successor Special Member has also accepted its appointment as an Independent Manager in a writing delivered to Lender.

(r)           The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to Borrower.

(s)           The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding: (i) Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (I) to continue the existence of Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (iv) in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

(t)           Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects.  In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants in this Section 3.1.24, and (iii) all of the organizational documents of Borrower.

(u)           Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.

(v)           Borrower has paid and shall pay its own liabilities and expenses, including the salaries of its own employees (if any) only from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations.

(w)           Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.

(x)           Borrower has not, and without the unanimous consent of all of its  members (including all Independent Managers), as applicable, will not (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of Borrower’s properties, (iii) make any assignment for the benefit of Borrower’s creditors, or (iv) take any action that might cause Borrower to become insolvent.

(y)            Borrower has maintained and will maintain an arm’s-length relationship with its Affiliates.

(z)             Borrower and its Affiliates have allocated and will allocate fairly and reasonably any overhead expenses that they share, including shared office space.

(aa)           Except in connection with the Loan, Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(bb)           has a certificate of formation and/or an operating agreement, as applicable, that provides that such entity will not:  (A) dissolve, merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber (except with respect to the Loan Documents) all or substantially all of its assets or acquire all or substantially all of the assets of any Person; or (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this Section 3.1.24 without the consent of the Lender.

(cc)           Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(dd)           Borrower and the Independent Managers will consider the interests of Borrower’s creditors in connection with all limited liability company actions.

(ee)           Except for any guaranties and indemnities expressly contemplated by this Agreement and the other Loan Documents in favor of Lender, Borrower has not, does not, and will not have any of its obligations guaranteed by an any Affiliate.

3.1.25                 Tax Filings.  To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower.  Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26                 Solvency.  Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower).  No petition in bankruptcy has been filed against Borrower or any constituent Person of Borrower, and neither Borrower nor any constituent Person of Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

3.1.27                 Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28                 Organizational Chart.  The organizational chart attached as Schedule III, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.  No Person other than those Persons shown on Schedule III have any ownership interest in, or right of control, directly or indirectly, in Borrower.

3.1.29                 Organizational Status.  Borrower’s exact legal name is: SDQ Fee, LLC.  Borrower is of the following organizational type: limited liability company, and the jurisdiction in which Borrower is organized is: Delaware.  Borrower’s Tax I.D. number is 27-3244339 and Borrower’s Delaware Organizational I.D. number is 4859624.

3.1.30                 Bank Holding Company.  Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.31                 No Casualty.  The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.32                 Purchase Options.  Neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Person.

3.1.33                 FIRPTA.  Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.34                 Investment Company Act.  Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.35                 Use of Property.  The Property consists solely of an office and retail project and related operations and is used for no other purpose.

3.1.36                 Fiscal Year.  Each fiscal year of Borrower commences on January 1.

3.1.37                 No Other Financing.  Borrower has not borrowed any funds which have not heretofore been repaid in full, except for the Loan.

3.1.38                 Contracts.

(a)           Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)           Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the best knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto.  None of Borrower, Manager (if applicable) or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)           Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)           No Major Contract has as the other party an Affiliate of Borrower.  All fees and other compensation for services previously performed under the Management Agreement (if applicable) have been paid in full.

3.1.39                 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading that would have a material and adverse effect on the Loan, taken as a whole. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects the Loan, taken as a whole.

3.1.40                 Other Obligations and Liabilities.  Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a material adverse effect on Borrower, the Property and/or Borrower’s ability to pay the Debt.  Borrower has no known contingent liabilities.

3.1.41                 Ground Lease.  Borrower hereby represents and warrants to Lender the following with respect to the Ground Lease:

(a)           Recording; Modification.  A memorandum of the Ground Lease has been duly recorded.  The Ground Lease permits the interest of Borrower to be encumbered by a mortgage.  There have not been amendments or modifications to the terms of the Ground Lease since its recordation, with the exception of written instruments which have been recorded or copies of which otherwise provided to Lender.

(b)           Default.  As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and there is no existing condition which, but for the passage of time and/or the giving of notice, could result in a default under the terms of the Ground Lease.  All rents, additional rents and other sums due and payable under the Ground Lease have been paid in full.  Neither Borrower nor the Ground Tenant under the Ground Lease has commenced any action or given or received any notice for the purpose of terminating the Ground Lease.

(c)           Term.  The Ground Lease has a stated term which extends not less than ten (10) years beyond the Stated Maturity Date.

(d)           Insurance Proceeds.  Under the terms of the Ground Lease and this Agreement, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the Property, with Lender or Ground Tenant’s mortgagee having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the Outstanding Principal Balance together with any accrued interest thereon, or to the payment of amounts outstanding under any mortgage loan held by Ground Tenant’s mortgagee.

(e)           Intentionally Blank.

(f)           Substantial Completion.  “Substantial Completion” (as defined in the Ground Lease) has occurred under the Ground Lease and the Ground Lease Completion Letter of Credit Has been fully released.

3.1.42                 REA.  To the best of Borrower’s knowledge, the REA is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to the REA, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.  To Borrower’s knowledge, except as set forth on Schedule V, the REA has not been modified, amended or supplemented.

3.1.43                 Intentionally Blank.

3.1.44                 Illegal Activity.  No portion of the Property has been or will be purchased with proceeds of any illegal activity.

Section 3.2                      Survival of Representations.

The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall survive until the Obligations have been indefeasibly paid and performed in full.

ARTICLE 4

BORROWER COVENANTS

Section 4.1                      Borrower Affirmative Covenants.

Borrower hereby covenants and agrees with Lender that throughout the Term:

4.1.1                 Payment and Performance of Obligations.  Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

4.1.2                 Existence; Compliance with Legal Requirements.  Each of Borrower and Sole Member shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property.  There shall never be committed by Borrower and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.  To the extent applicable, Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep (or use diligent efforts to cause the Ground Tenant to keep) the Property in good working order and repair, and from time to time make, or use reasonable, diligent efforts to cause the Ground Tenant to make, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument.  Borrower shall keep (or cause Ground Tenant to keep) the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.

4.1.3                 Taxes and Other Charges.  Borrower shall pay, or shall cause the Ground Tenant to pay, all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent.  Borrower will deliver to Lender receipts for payment or other evidence reasonably satisfactory to Lender that the Taxes and Other Charges have been so paid no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would be delinquent if not paid.  Borrower shall not permit or suffer, and shall promptly discharge, any Lien or charge against the Property (other than the Permitted Encumbrances), and shall promptly pay for, or cause Ground Tenant to pay for, all utility services provided to the Property.  After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) Borrower shall pay any Taxes or Other Charges under protest unless such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (vi) unless paid under protest, Borrower shall deposit with Lender cash, or other security as may be approved reasonably by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability, (viii) such contest shall not affect the ownership, use or occupancy of the Property, and (ix) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) – (viii) of this Section 4.1.3.  Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.  Notwithstanding anything to the contrary contained in this Agreement or the Loan Documents, Lender acknowledges that Borrower currently holds the fee interest in the Land and landlord’s interest under the Ground Lease, and so long as the Ground Lease is in full force and effect, Borrower does not hold any right, title or interest in the Ground Tenant Improvements or the Ground Tenant Subleases (other than Landlord’s residual right, title and interest in and to the Ground Tenant Improvements to the extent the Ground Lease expires or is terminated).

4.1.4                 Litigation.  Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against the Property, Borrower, Sole Member or Guarantor which might materially adversely affect the Property or Borrower’s, Sole Member’s or Guarantor’s condition (financial or otherwise) or business (including Borrower’s ability to perform its Obligations hereunder or under the other Loan Documents).

4.1.5                 Access to Property.  Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof, subject to the rights of any Tenant under the Leases or any Ground Tenant’s Sub-Tenants under any Ground Tenant Subleases, at reasonable business hours upon reasonable advance notice (which may be given verbally).  Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property, subject to the rights of Tenants under Leases.

4.1.6                 Further Assurances; Supplemental Mortgage Affidavits.  Borrower shall, at Borrower’s sole cost and expense:

(a)           furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)           execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and

(c)           do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.7                 Financial Reporting.

(a)           Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP and the requirements of Regulation AB, reflecting the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property.  Lender shall have the right from time to time during normal business hours upon reasonable notice (which may be given verbally) to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.  After an Event of Default, Borrower shall pay any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)           Not later than forty-five (45) days following the end of each fiscal quarter, Borrower shall deliver to Lender unaudited financial statements, internally prepared on a cash basis including a balance sheet and profit and loss statement as of the end of such quarter and for the corresponding quarter of the previous year, and a statement of revenues and expenses for the year to date, a statement of Net Operating Income for such quarter, and a comparison of the year to date results with (i) the results for the same period of the previous year, and (ii) the results that had been projected by Borrower for such period.  Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower, (B) that as of the date of such Officer’s Certificate, no Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Default and the action then being taken by Borrower or proposed to be taken to remedy such Default, and (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower or the Property in which the amount involved is $500,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto.  Such financial statements shall contain such other information as shall be reasonably requested by Lender.

(c)           Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, Borrower shall deliver to Lender audited financial statements certified by an Independent Accountant in accordance with GAAP and the requirements of Regulation AB, covering the Property, including a balance sheet as of the end of such year, a statement of Net Operating Income for the year and a statement of revenues and expenses for such year.

(d)           Intentionally Blank.

(e)           To the extent (and only to the extent) that the Ground Lease is no longer in effect, Borrower shall, within ninety (90) days after the end of each calendar year during the term of the Note, deliver to Lender an annual summary of any and all Capital Expenditures made at the Property during the prior twelve (12) month period.

(f)           If and only to the extent that a Manager is managing the Property pursuant to a Management Agreement after the date hereof (it being understood and agreed, however, that Borrower is self-managing the Property as of the date of this Agreement and that Borrower shall not hire/retain a Manager or execute a Management Agreement without the prior written consent of Lender, which consent may be granted or withheld in Lender’s reasonable discretion), Borrower shall deliver to Lender, within ten (10) Business Days of the receipt thereof by Borrower, a copy of all reports prepared by Manager pursuant to the Management Agreement.

(g)           Intentionally Blank.

(h)           Borrower shall, promptly after written request by Lender or, if a Securitization shall have occurred, the Rating Agencies, furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender, such reasonable additional information as may be reasonably requested with respect to the Property.

4.1.8                 Title to the Property.  Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Security Instrument and the Assignment of Leases on the Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever.  Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person (provided, however, that Lender shall not be entitled to double recovery from both Borrower and under the Title Insurance Policy).

4.1.9                 Estoppel Statement.

(a)           After written request by Lender, Borrower shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)           Intentionally Blank.

(c)           Borrower shall use diligent efforts to deliver to Lender, upon request, an estoppel certificate from Ground Tenant under the Ground Lease in form and substance reasonably satisfactory to Lender, provided that Ground Tenant is required under the Ground Lease to deliver such estoppel certificate to Borrower.

(d)           Borrower shall use diligent efforts to deliver to Lender, upon request, estoppel certificates from each party under the REA, in form and substance reasonably satisfactory to Lender, provided, however, that such other parties to the REA are required under the applicable REA to deliver such estoppel certificates to Borrower, and provided that Borrower shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

4.1.10                 Leases.

(a)           Borrower shall not enter into any Lease, other than the Ground Lease without the prior written consent of Lender.

(b)           With respect to all Leases in effect from time to time, including the Ground Lease, Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); and (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents)  Upon request, Borrower shall furnish Lender with executed copies of all Leases in effect from time to time.  Borrower shall promptly send copies to Lender of all written notices of default which Borrower shall receive under any of the Leases.

All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements, shall not be commingled with any other funds of Borrower and, if cash, shall be deposited by Borrower at a separately designated account under Borrower’s control at the Clearing Bank.  After the occurrence of an Event of Default, Borrower shall, upon Lender’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account (which shall then be held by Deposit Bank in a separate Account), which shall be held by Deposit Bank subject to the terms of the Leases.  Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender.  Borrower shall, upon request, provide Lender with evidence satisfactory to Lender of Borrower’s compliance with the foregoing.

Notwithstanding the foregoing, so long as no Default or Event of Default then exists, Lender shall not unreasonably withhold, condition or delay its consent with respect to approving any Lease related transaction described in Section 4.1.10 above which is proposed by Borrower with respect to the Property so long as such proposed Lease transaction, (a) is ordinary and customary when considering the ownership and operation of the Property, (b) will not materially interfere with the benefits of the security intended to be provided by the Security Instrument and this Agreement, (c) will not materially and adversely affect the value of the Property, (d) will not impair the use or operations of the Property (as currently used), and (e) will not impair Borrower’s ability to pay its Obligations in a timely manner.  IN CONNECTION WITH ANY REQUEST WITH RESPECT TO A LEASE TRANSACTION MEETING THE CRITERIA OUTLINED ABOVE, LENDER OR LENDER’S SERVICER, AS APPLICABLE, MUST GRANT OR WITHHOLD ITS APPROVAL IN A PROMPT AND REASONABLE TIME FRAME FOLLOWING ITS RECEIPT OF ANY REQUIRED MATERIALS RELATING TO THE PROPOSED LEASE TRANSACTION (I.E., LENDER OR LENDER’S SERVICER, AS APPLICABLE, MAY NOT UNREASONABLY DELAY THE TIMING OF THE APPROVAL PROCESS).

4.1.11                 Alterations.  Lender’s prior written approval shall be required in connection with any alterations to any Improvements or the Land (i) that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the ongoing revenues and expenses of the Property, (ii) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, or (iii) that adversely affects any structural component of any Improvements, any utility or HVAC system contained in the Improvements or the exterior of any building constituting a part of any Improvements (any of the foregoing, a “Material Alteration”).  If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s Obligations under the Loan Documents any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, or (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same.  Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Ground Tenant under the Ground Lease) over the Alteration Threshold, and Lender may apply such security from time to time at the option of Lender to pay for such alterations.  Upon substantial completion of any Material Alteration, Borrower shall provide evidence reasonably satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued.  Notwithstanding anything to the contrary contained in this Agreement or the Loan Documents, this Section 4.1.11 shall not apply to any alterations made or performed by Persons other than Borrower under the Ground Tenant Subleases or with respect to the Ground Tenant Improvements in accordance with the terms and conditions of the Ground Lease.

Notwithstanding the foregoing, so long as no Default or Event of Default then exists, Lender shall not unreasonably withhold, condition or delay its consent with respect to approving any alterations related transaction described in Section 4.1.11 above which is proposed by Borrower with respect to the Property so long as such proposed alterations related transaction, (a) is ordinary and customary when considering the ownership and operation of the Property, (b) will not materially interfere with the benefits of the security intended to be provided by the Security Instrument and this Agreement, (c) will not materially and adversely affect the value of the Property, (d) will not impair the use or operations of the Property (as currently used), and (e) will not impair Borrower’s ability to pay its Obligations in a timely manner.  IN CONNECTION WITH ANY REQUEST WITH RESPECT TO AN ALTERATIONS RELATED TRANSACTION MEETING THE CRITERIA OUTLINED ABOVE, LENDER OR LENDER’S SERVICER, AS APPLICABLE, MUST GRANT OR WITHHOLD ITS APPROVAL IN A PROMPT AND REASONABLE TIME FRAME FOLLOWING ITS RECEIPT OF ANY REQUIRED MATERIALS RELATING TO THE PROPOSED ALTERATIONS RELATED TRANSACTION (I.E., LENDER OR LENDER’S SERVICER, AS APPLICABLE, MAY NOT UNREASONABLY DELAY THE TIMING OF THE APPROVAL PROCESS).

4.1.12                 Approval of Major Contracts.  Borrower shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting the Property, which approval may be granted or withheld in Lender’s sole but good faith discretion.

4.1.13                 After Acquired Property.  Borrower will grant to Lender a first Lien security interest in and to all Equipment and Personal Property owned by Borrower, whether or not used in the construction, maintenance and/or operation of the Improvements, immediately upon acquisition of same or any part of same following the date hereof.

4.1.14                 Patriot Act Compliance.

(a)           Borrower will comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism.  Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism.  In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, exercise any remedies provided for or permissible under applicable law including, if permitted, causing Borrower to comply therewith, and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Security Instrument and the other Loan Documents and shall be immediately due and payable.

(b)           Neither Borrower nor any owner of a direct or indirect interest in Borrower (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity.  For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.  For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Government Lists”.

4.1.15                 Intentionally Blank.

4.1.16                 The Ground Lease.  Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as landlord thereunder, to be performed and observed, and (ii) promptly notify Lender of the giving of any written notice by the Ground Tenant under the Ground Lease to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Ground Lease on the part of Borrower, as landlord thereunder, to be performed or observed, and deliver to Lender a true copy of each such notice.  Borrower shall not, without the prior consent of Lender, assign, terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, either orally or in writing, and Borrower hereby assigns to Lender, as further security for the payment and performance of the Obligations and for the performance and observance of the terms, covenants and conditions of the Security Instrument, this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Borrower, as landlord under the Ground Lease, to assign, terminate, cancel, modify, change, supplement, alter or amend the Ground Lease in any material respect, and any such assignment, termination, cancellation, modification, change, supplement, alteration or amendment of the Ground Lease without the prior consent of Lender shall be void and of no force and effect.  If Borrower shall default in the performance or observance of any material term, covenant or condition of the Ground Lease on the part of Borrower, as landlord thereunder, to be performed or observed, then, without limiting the generality of the other provisions of the Security Instrument, this Agreement and the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder, to the fullest extent permitted under the Ground Lease, Lender shall have the right (upon the expiration of any of Borrower’s notice and cure rights under the Ground Lease [other than in the case of (x) an emergency or (y) imminent risk to the Property or Lender’s Collateral under the Loan Documents in which cases Lender may act prior to the expiration of any applicable notice or cure rights of Borrower under the Ground Lease, and/or (z) during the existence of an Event of Default]), but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Ground Lease on the part of Borrower, as landlord thereunder, to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Borrower or by any party on behalf of Borrower.  If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Borrower of the making of any such payment, the performance of any such act or the taking of any such action.  In any such event, subject to the rights of Tenants, subtenants and other occupants under the Leases or of parties to any REA, Lender and any Person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon the Property at any reasonable time, on reasonable notice (which may be given verbally) and from time to time for the purpose of taking any such action.  Lender may pay and expend such sums of money as Lender reasonably deems necessary for any such purpose.  Borrower hereby agrees to pay to Lender within five (5) days after demand, all such sums so paid and expended by Lender, together with interest thereon from the day of such payment at the Default Rate.  All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Security Instrument.  If the Ground Tenant under the Ground Lease shall deliver to Lender a copy of any notice of default sent by said Ground Tenant to Borrower, as landlord under the Ground Lease, such notice shall constitute full protection to Lender for any reasonable action taken or omitted to be taken by Lender, in good faith, in reliance thereon.

Notwithstanding the foregoing, so long as no Default or Event of Default then exists, Lender shall not unreasonably withhold, condition or delay its consent with respect to approving any Ground Lease related transaction described in Section 4.1.16 above (other than assignments or any termination or cancellation of the Ground Lease which shall, in all cases, remain subject to Lender’s sole and absolute prior approval) which is proposed by Borrower with respect to the Property so long as such proposed Ground Lease related transaction, (a) is ordinary and customary when considering the ownership and operation of the Property, (b) will not materially interfere with the benefits of the security intended to be provided by the Security Instrument and this Agreement, (c) will not materially and adversely affect the value of the Property, (d) will not impair the use or operations of the Property (as currently used), and (e) will not impair Borrower’s ability to pay its Obligations in a timely manner.  IN CONNECTION WITH ANY REQUEST WITH RESPECT TO A GROUND LEASE RELATED TRANSACTION MEETING THE CRITERIA OUTLINED ABOVE, LENDER OR LENDER’S SERVICER, AS APPLICABLE, MUST GRANT OR WITHHOLD ITS APPROVAL IN A PROMPT AND REASONABLE TIME FRAME FOLLOWING ITS RECEIPT OF ANY REQUIRED MATERIALS RELATING TO THE PROPOSED GROUND LEASE RELATED TRANSACTION (I.E., LENDER OR LENDER’S SERVICER, AS APPLICABLE, MAY NOT UNREASONABLY DELAY THE TIMING OF THE APPROVAL PROCESS).

4.1.17                 Intentionally Blank.

4.1.18                 Notice of Default.  Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Sole Member’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has actual knowledge.

4.1.19                 Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

4.1.20                 Award and Insurance Benefits.  Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable to Borrower in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds and Awards.

4.1.21                 Business and Operations.  For so long as Borrower owns the Property, Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property.  Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

4.1.22                 Costs of Enforcement.  In the event (a) that the Security Instrument is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable costs of collection and defense, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

4.1.23                 Performance by Borrower.  Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower.

Section 4.2                      Borrower Negative Covenants.

Borrower covenants and agrees with Lender that throughout the Term:

4.2.1                 Encumbrance; Transfers of Interests.  Except as otherwise expressly permitted under this Agreement or any Loan Document, without the prior written consent of Lender, but, in each instance, subject to the provisions of Article 8:  (i) Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Property or any part thereof, and (ii) neither Borrower nor Sole Member nor any other Person having a direct or indirect ownership or beneficial interest in Borrower or Sole Member shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Property or any part thereof, or any interest, direct or indirect, in Borrower, Sole Member, whether voluntarily or involuntarily (individually or collectively, a “Transfer”).  Except as otherwise permitted under this Agreement or any Loan Documents, a Transfer within the meaning of this Section 4.2.1 shall be deemed to include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space tenant thereunder or  (iii) a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iv) if Borrower, Guarantor or any general partner, managing member or controlling shareholder of Borrower or Guarantor is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (v) if Borrower, Sole Member or any general partner, managing member or controlling shareholder of Borrower, Sole Member, or any Guarantor is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member; and (vi) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct ownership interest in Borrower or Sole Member.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement or in any Loan Document, in no event shall (A) a Condemnation of the Property or any part thereof, or (B) any foreclosure, forfeiture or deed in lieu of foreclosure of the Property or any portion thereof, constitute or be deemed to constitute a Transfer prohibited under this Agreement or any Loan Document.

4.2.2                 Liens.  Except as otherwise expressly permitted under this Agreement or any Loan Document, Borrower shall not create, incur, assume or affirmatively permit to exist any Lien on any direct or indirect interest in Borrower or Sole Member or any portion of the Property, except for the Permitted Encumbrances.  Notwithstanding the foregoing, so long as no Default or Event of Default then exists, Lender shall not unreasonably withhold, condition or delay its consent with respect to approving any new Easement (i.e., easements, cross easements, licenses, air rights and rights-of-way or other similar property interest) proposed by Borrower with respect to the Property so long as such proposed new Easement, (a) is ordinary and customary when considering the ownership and operation of the Property, (b) will not materially interfere with the benefits of the security intended to be provided by the Security Instrument and this Agreement, (c) will not materially and adversely affect the value of the Property, (d) will not impair the use or operations of the Property (as currently used), and (e) will not impair Borrower’s ability to pay its Obligations in a timely manner.  If such new easement is so approved by Lender, then it shall become a “Permitted Encumbrance” for the purposes of this Agreement and the other Loan Documents.  IN CONNECTION WITH ANY REQUEST WITH RESPECT TO A NEW EASEMENT MEETING THE CRITERIA OUTLINED ABOVE, LENDER OR LENDER’S SERVICER, AS APPLICABLE, MUST GRANT OR WITHHOLD ITS APPROVAL IN A PROMPT AND REASONABLE TIME FRAME FOLLOWING ITS RECEIPT OF ANY REQUIRED MATERIALS RELATING TO THE PROPOSED NEW EASEMENT (I.E., LENDER OR LENDER’S SERVICER, AS APPLICABLE, MAY NOT UNREASONABLY DELAY THE TIMING OF THE APPROVAL PROCESS).

4.2.3                 Dissolution.  Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer Sole Member to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which such Sole Member would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the operating agreement of Sole Member, in each case without obtaining the prior consent of Lender.

4.2.4                 Change in Business.  Borrower shall not enter into any line of business other than the ownership and operation of the Property.  To the extent within Borrower’s control under the Ground Lease, any other Lease approved in accordance with the terms and conditions contained in this Agreement and/or under the Permitted Encumbrances, Borrower shall not change the current use of the Property in any material respect.

4.2.5                 Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

4.2.6                 Affiliate Transactions.  Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners, members or shareholders, as applicable, of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

4.2.7                 Zoning.  To the extent the following is within Borrower’s control under the Ground Lease, any other Lease and/or under the Permitted Encumbrances, Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

4.2.8                 Assets.  Borrower shall not purchase or own any property other than the Property and any other property necessary or incidental for the operation of the Property.

4.2.9                 No Joint Assessment.  Without the prior consent of Lender, Borrower shall not affirmatively suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.10                 Principal Place of Business.  Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days’ prior written notice.

4.2.11                 Change of Name, Identity or Structure.  Borrower shall not change Borrower’s name, identity (including its trade name or names) or, if not an individual, Borrower’s corporate, partnership or other structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender.  Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.  At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

4.2.12                 Special Purpose.  Without in any way limiting the provisions of this Article 4, Borrower shall not take or permit any action that would result in Borrower or Sole Member not being in compliance with the representations, warranties and covenants set forth in Section 3.1.24.

4.2.13                 ERISA.

(a)           Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b)           Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(i)                 Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R §2510.3-101(b)(2);

(ii)                 Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R §2510.3-101(f)(2);

(iii)                 Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R §2510.3-101(c) or (e); or

(iv)                 The assets of Borrower are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101.

4.2.14                 Intentionally Blank.

4.2.15                 Embargoed Person.  At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of Borrower or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

4.2.16                 Operating Agreements.  Borrower shall at all times comply in all material respects with all Operating Agreements.  Borrower agrees that without the prior written consent of Lender, Borrower will not amend, modify or terminate any of the Operating Agreements.

Notwithstanding the foregoing, so long as no Default or Event of Default then exists, Lender shall not unreasonably withhold or delay its consent with respect to approving any Operating Agreement related transaction described in Section 4.2.16 above which is proposed by Borrower with respect to the Property so long as such proposed alterations transaction, (a) is ordinary and customary when considering the ownership and operation of the Property, (b) will not materially interfere with the benefits of the security intended to be provided by the Security Instrument and this Agreement, (c) will not materially and adversely affect the value of the Property, (d) will not impair the use or operations of the Property (as currently used), and (e) will not impair Borrower’s ability to pay its Obligations in a timely manner.  IN CONNECTION WITH ANY REQUEST WITH RESPECT TO A OPERATING AGREEMENT RELATED TRANSACTION MEETING THE CRITERIA OUTLINED ABOVE, LENDER OR LENDER’S SERVICER, AS APPLICABLE, MUST GRANT OR WITHHOLD ITS APPROVAL IN A PROMPT AND REASONABLE TIME FRAME FOLLOWING ITS RECEIPT OF ANY REQUIRED MATERIALS RELATING TO THE PROPOSED OPERATING AGREEMENT RELATED TRANSACTION (I.E., LENDER OR LENDER’S SERVICER, AS APPLICABLE, MAY NOT UNREASONABLY DELAY THE TIMING OF THE APPROVAL PROCESS).

4.2.17                 Intentionally Blank.

ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1                      Insurance.

Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, at all times during the Term of the Loan that the Ground Lease remains in full force and effect, (i) the provisions of Section 5.1 below shall not apply, (ii) Borrower’s sole obligation with respect to insurance coverage shall be either to obtain and maintain, or to cause the Ground Tenant to obtain and maintain, the insurance coverage required under Ground Tenant’s Insurance Policies and to cause Borrower and Lender to be named as additional insureds under such Ground Tenant’s Insurance Policies in accordance with the terms of the Ground Lease, and (iii) Borrower shall comply with the following:

(I)
Certified copies of certificates of insurance evidencing the Ground Tenant’s Insurance Policies (and, upon the written request of Lender, copies of such policies) shall be delivered to Lender, c/o GERMAN AMERICAN CAPITAL CORPORATION, 60 Wall Street, 10th Floor, New York, NY 10005, Attn: Mary Brundage, on the date hereof with respect to the current policies and within thirty (30) days after the effective date thereof with respect to all renewal policies.

(II)
Not less than ten (10) days prior to the expiration dates of the Ground Tenant’s Insurance Policies theretofore furnished to Lender, certificates of insurance evidencing the Ground Tenant’s Insurance Policies (and, upon the written request of Lender, copies of such policies) accompanied by evidence reasonably satisfactory to Lender of payment of the premiums then due thereunder, shall be delivered by Borrower to Lender.

(III)
If at any time Lender is not in receipt of written evidence that all insurance required under the Ground Lease is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including obtaining all or a portion of the insurance required under the Ground Tenant’s Insurance Policies as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(IV)
In the event of foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Ground Tenant’s Insurance Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(V)
For the purpose of this Agreement other than Section 5.1.1, “Policy(ies)” shall mean the Ground Tenant Insurance Policies, and “Insurance Premiums” shall mean the premiums due and payable under the Ground Tenant Insurance Policies.

Notwithstanding the foregoing, at any time during the Term of this Loan that the Ground Lease ceases to be in full force and effect, the provisions of Section 5.1 below shall apply.

5.1.1                 Insurance Policies.

(a)           Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower and the Property providing at least the following coverages:

(i)                 Property insurance against loss or damage by fire, lightning and such other perils as are included in a standard “special form” policy (formerly known as an “all-risk” policy), including terrorism, riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount no less than one hundred percent (100%) of the “Full Replacement Cost” of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings); (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; and (C) containing an “Ordinance or Law” ” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss resulting from operation of law and the cost of demolition and the increased cost of construction in amounts as required by Lender.  In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the Outstanding Principal Balance or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the property insurance policy required under this subsection (i);

(ii)                 commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on an “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), with an aggregate limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) Property and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Security Instrument to the extent the same is available;

(iii)                 rental loss and/or business income interruption insurance (A) [Intentionally Blank]; (B) covering the perils required to be covered by the insurance provided for in subsection (i) above and Section 5.1.1(h) below; (C) covering a period of restoration of eighteen (18) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from the Property for a period of twenty-four (24) months from the date that the Property is repaired or replaced and operations are resumed.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue from the Property for the succeeding twenty-four (24) month period.  All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)                 at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above-mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)                 workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with limits which are  required from time to time by Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)                 comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)                 umbrella liability insurance in addition to primary coverage in an amount not less than Twenty-Five Million and No/100 Dollars ($25,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;

(viii)              motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Lender;

(ix)                 windstorm insurance in an amount equal to the Outstanding Principal Balance or such lesser amount as agreed to by Lender in writing;

(x)                  insurance against employee dishonesty in an amount not less than one (1) month of Gross Revenue from the Property and with a deductible not greater than Ten Thousand and No/100 Dollars ($10,000.00); and

(xi)                 upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b)           All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the reasonable approval of Lender (to the extent not specified herein) as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)           Intentionally Blank.

(d)           All Policies of insurance provided for or contemplated by Section 5.1.1(a), except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.  Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)           All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii), shall contain clauses or endorsements to the effect that:

(i)                 no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)                 the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice;

(iii)                 Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv)                 the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and

(f)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(g)           In the event of foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h)           The property insurance, public liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii) and (iii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain property insurance, public liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 5.1.1(a)(i), (ii) and (iii) above at all times during the term of the Loan;

5.1.2                 Insurance Company.  All Policies required pursuant to Section 5.1.1 (i) shall be issued by companies licensed to do business in the state where the Property is located, with a financial strength and claims paying ability rating of at least A:X from A.M. Best Company and “AA” or better by S&P; (ii) shall, with respect to all property insurance policies, name Lender and its successors and/or assigns as their interest may appear as the Lender and Mortgagee; (iii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender; (iv) shall, with respect to all liability policies, name Lender and its successors and/or assigns as an additional insured; (v) shall contain a waiver of subrogation against Lender; (vi) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies, (B) that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation, and (C) for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property, but in no event in excess of an amount reasonably acceptable to Lender; and (vii) shall be reasonably satisfactory in form and substance (to the extent not specified herein) to Lender and shall be reasonably approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds (to the extent not specified herein).  No insurance policy required hereunder shall include any so called "terrorist exclusion" or similar exclusion or exception to insurance coverage relating to the acts of terrorist groups or individuals.  At Lender’s written request, certified copies of the Policies shall be delivered to Lender, c/o GERMAN AMERICAN CAPITAL CORPORATION, 60 Wall Street, 10th Floor, New York, NY 10005, Attn: Mary Brundage, on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies.  Borrower shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender.  In addition to the insurance coverages described in Section 5.1.1 above, Borrower shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests.  Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

Section 5.2                      Casualty.

If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall either (i) promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 5.4, or (ii) pursuant to the terms and conditions of the Ground Lease, cause Ground Tenant to promptly commence and diligently prosecute the completion of the Restoration of the Property in accordance with the Ground Lease, with such alterations as may be reasonably approved by Lender (to the extent that Borrower has such approval rights under the Ground Lease) and otherwise in accordance with Section 5.4 (if applicable).  Borrower shall either (i) pay all costs of such Restoration whether or not such costs are covered by insurance, or (ii) pursuant to the terms and conditions of the Ground Lease, cause Ground Tenant to pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower (but only to the fullest extent permitted under the Ground Lease while the Ground Lease is in effect).  In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement in its sole but good faith discretion) with respect to any Casualty (x) in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or (y) if an Event of Default has occurred and is continuing, and Borrower shall deliver to Lender all instruments required by Lender to permit such participation (but only to the fullest extent permitted under the Ground Lease while the Ground Lease is in effect).  Any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower settles such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement (but only to the fullest extent permitted under the Ground Lease while the Ground Lease is in effect (i.e., Borrower is entitled to take receipt of any Insurance Proceeds)).  In the event Borrower or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, to the extent that Borrower has the right to do so under the Ground Lease, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender and Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender.  The expenses incurred by Lender in the adjustment and collection of Insurance Proceeds shall become part of the Obligations, shall be secured by the Loan Documents and shall be reimbursed by Borrower to Lender upon demand.  Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.

Section 5.3                      Condemnation.

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation (but only to the fullest extent permitted under the Ground Lease while the Ground Lease is in effect).  Borrower shall either (i) at its expense, diligently prosecute any such proceedings, or (ii) pursuant to the terms and conditions of the Ground Lease, cause Ground Tenant to diligently prosecute such proceedings, and shall consult with Lender, its attorneys and experts, and to the fullest extent permitted under the Ground Lease cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If the Property or any portion thereof is taken by a condemning authority, Borrower shall either (i) promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.4, or (ii) pursuant to the terms and conditions of the Ground Lease, cause Ground Tenant to promptly commence and diligently prosecute the Restoration of the Property in accordance with the Ground Lease, and otherwise in accordance with Section 5.4, whether or not an Award is available.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.  Notwithstanding the foregoing or anything to the contrary contained in this Agreement or in any Loan Document, the provisions of this Section 5.3 and any other provisions of this Agreement or any Loan Document pertaining to a Condemnation shall apply if and only to the extent that such provisions are not inconsistent with the terms and provisions of the Ground Lease (or any Lease in substitution therefor), and, in any event of such inconsistency, the terms of the Ground Lease (or any Lease in substitution therefor, if applicable) shall control.

Section 5.4                      Restoration.

Notwithstanding anything to the contrary contained in this Agreement or in any Loan Document, the following provisions of this Section 5.4 (and any similar provisions of this Agreement or any Loan Document pertaining to Restoration) shall only apply in the event that either (i) the Ground Lease (or any Lease in substitution thereof) is no longer in effect, and/or (ii) Lender is entitled to take receipt of Insurance Proceeds or Awards pursuant to the terms of the Ground Lease or control the restoration process following a Casualty or Condemnation; otherwise the terms of such Ground Lease, with respect to any restoration of the property subject thereto, shall control:

(a)           If (i) the Net Proceeds shall be less than One Million and No/100 Dollars ($1,000,000) and the costs of completing the Restoration shall be less than One Million and No/100 Dollars ($1,000,000) and (ii) no Event of Default has occurred and is continuing, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)           If the Net Proceeds are equal to or greater than One Million and No/100 Dollars ($1,000,000) or the costs of completing the Restoration is equal to or greater than One Million and No/100 Dollars ($1,000,000), the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4.  The term “Net Proceeds” for purposes of this Section 5.4 shall mean:  (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1 (a)(i), (iv), and (vi) and Section 5.1.1(h) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement or any Loan Document, the term “Insurance Proceeds” shall not include any insurance proceeds to which Ground Tenant is entitled to under the Ground Lease.

(i)                 The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its reasonable discretion that the following conditions are met:

(A)           no Event of Default shall have occurred and be continuing;

(B)           (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)           The Ground Lease shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto at their sole cost and expense;

(D)           Restoration shall commence as soon as reasonably practicable (but in no event later than sixty (60) days after such Net Proceeds have been recovered by Lender, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)           Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Stated Maturity Date, (2) the earliest date required for such completion under the terms of the applicable Leases, (3) such time as may be required under applicable Legal Requirements or (4) three (3) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);

(G)           the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)           the Restoration shall be done and completed by Borrower in a reasonably expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)            such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(J)            the cash available to Borrower under leases at the Property, after giving effect to the Restoration, shall be satisfactory to Lender in its sole but good faith discretion;

(K)           the Loan to Value Ratio after giving effect to the Restoration, shall be satisfactory to Lender;

(L)           Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and

(M)           the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii)                 The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents.  The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)                 All plans and specifications required in connection with the Restoration shall be subject to the prior reasonable approval of Lender and an independent consulting engineer selected by Lender (the “Casualty Consultant”).  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the reasonable approval of Lender and the Casualty Consultant.  All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(iv)                 In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage.  The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has reasonably and satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (iii) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Security Instrument and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)                 Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)                 If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.

(vii)                 The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.4 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.  Additionally, throughout the term of the Loan if an Event of Default then exists, then the Borrower shall pay to Lender, with respect to any payment of the Debt pursuant to this Section 5.4(c), an additional amount equal to the Prepayment Fee and the Liquidated Damages Amount (as applicable); provided, however, that if an Event of Default does not then exist, then the Prepayment Fee and the Liquidated Damages Amount, as applicable, shall not be payable.

(d)           In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(e)           Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance company makes a payment under a property insurance policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower has demonstrated to Lender’s satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay 100% of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full.

ARTICLE 6

CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1                      Cash Management Arrangements.

Borrower shall cause any Rents to be transmitted directly by Ground Tenant (or any other Tenants of Borrower, if applicable) into a trust account (the “Clearing Account”) established and maintained by Borrower at a local bank selected by Borrower and reasonably approved by Lender (the “Clearing Bank”) as more fully described in the Clearing Account Agreement.  Without in any way limiting the foregoing, if Borrower or Manager (if applicable) receives any Gross Revenue from the Property, then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit and under the control of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager (if applicable), and (iii) Borrower or Manager (if applicable) shall deposit such amounts in the Clearing Account within two (2) Business Days of receipt.  Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into Borrower’s operating account at the Clearing Bank for use by Borrower in connection with Borrower’s operations and any other purpose not prohibited by the express terms of this Agreement or any Loan Document, unless a Sweep Event has occurred, in which event such funds shall be swept on a daily basis into an Eligible Account at the Deposit Bank controlled by Lender (the “Deposit Account”) and applied and disbursed in accordance with this Agreement and the Cash Management Agreement.  Funds in the Deposit Account shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement.  Lender may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”).  The Deposit Account and all other Accounts at the Deposit Bank will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom.  Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

Section 6.2                      Intentionally Blank.

Section 6.3                      Security Interest In Reserve Funds.

6.3.1                 Grant of Security Interest.  Borrower shall be the owner of the Reserve Funds.  Borrower hereby pledges, assigns and grants to Lender a first-priority perfected security interest to Lender, as security for the payment and performance of the Obligations, in all of Borrower’s right, title and interest in and to the Reserve Funds.  The Reserve Funds shall be under the sole dominion and control of Lender.  The Reserve Funds shall not constitute a trust fund and may be commingled with other monies held by Lender.

6.3.2                 Income Taxes; Interest.  Borrower shall report on its federal, state, commonwealth, district and local income tax returns all interest or income accrued on the Reserve Funds.  No earnings or interest on the Reserve Funds shall be payable to Borrower.

6.3.3                 Prohibition Against Further Encumbrance.  Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any Lien or encumbrance (other than the Permitted Encumbrances, including a the Lien created by the Loan Documents) to attach thereto or any levy to be made thereon or any UCC-1 financing statements to be filed with respect thereto, except those naming Lender as the secured party.

6.3.4                 Lender Remedy for Failure to Perform.  In addition to Lender’s remedies following an Event of Default, Borrower acknowledges that Lender shall have the right (but not the obligation) to complete or perform any required repairs, capital expenditures, tenant improvements, and leasing commissions to the extent required of Borrower under the Ground Lease (for so long as the Ground Lease remains in force and effect) or any other Leases to which Borrower is a party (individually and collectively, as the context requires, the “Reserve Items”) (or pay the leasing commissions as applicable), if applicable, and for such purpose, Borrower hereby appoints Lender its attorney-in-fact with full power of substitution (and which shall be deemed to be coupled with an interest and irrevocable until the Loan is paid in full and the Security Instrument is discharged of record, with Borrower hereby ratifying all that its said attorney shall do by virtue thereof):  (i) to complete or undertake such work in the name of Borrower; (ii) to proceed under existing contracts or to terminate existing contracts (even where a termination penalty may be incurred) and employ such contractors, subcontractors, watchman, agents, architects and inspectors as Lender determines necessary or desirable for completion of such work; (iii) to make any additions, changes and corrections to the scope of the work as Lender deems necessary or desirable for timely completion; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property  or as may be necessary or desirable for completion of such work; (v) to execute all applications and certificates in the name of Borrower which may be required to obtain permits and approvals for such work or completion of such work with respect to the Property; (vi) to prosecute and defend all actions or proceedings in connection with the repair or improvements to the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of Borrower’s Obligations under this Agreement.  Amounts expended by Lender which exceed amounts held in the Accounts shall be added to the Outstanding Principal Balance, shall be immediately due and payable, and shall bear interest at the Default Rate from the date of disbursement until paid in full.  In addition, in order to perform inspections or, following an Event of Default, to complete Reserve Items which Borrower has failed to perform, Borrower hereby grants Lender and its agents the right, from time to time, to enter onto the Property.

Section 6.4                      Application After an Event of Default.

6.4.1                 Application After Event of Default.  Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and any other funds of Borrower then in the possession of Lender, Servicer or Deposit Bank (including any Gross Revenue) and apply such funds to the items for which the Reserve Funds were established or to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

ARTICLE 7

PROPERTY MANAGEMENT

If, and only to the extent that, a Manager is managing the Property pursuant to a Management Agreement in effect after the date hereof, the following provisions contained in this Article 7 shall apply (it being understood and agreed, however, that Borrower is self-managing the Property as of the date of this Agreement and that Borrower shall not hire/retain any Manager or execute a Management Agreement without the prior written consent of Lender, which consent may be granted or withheld in Lender’s reasonable discretion):

Section 7.1                      The Management Agreement.

Borrower shall use its reasonable, diligent efforts to (i) cause Manager to manage the Property in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (iii) promptly notify Lender of any default under the Management Agreement of which it is aware, (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.  If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

Section 7.2                      Prohibition Against Termination or Modification.

Borrower shall not (i) surrender, terminate, cancel, modify, renew or extend the Management Agreement, (ii) enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, (iii) consent to the assignment by the Manager of its interest under the Management Agreement, or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Lender; provided, however, with respect to a new manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement.  If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender’s consent, execute (i) a management agreement in form and substance reasonably acceptable to Lender, and (ii) a subordination of management agreement in a form reasonably acceptable to Lender.

Notwithstanding the foregoing, so long as no Default or Event of Default then exists, Lender shall not unreasonably withhold or delay its consent with respect to approving any Management Agreement related transaction described in Section 7.2 above which is proposed by Borrower with respect to the Property so long as such proposed Management Agreement transaction, (a) is ordinary and customary when considering the ownership and operation of the Property, (b) will not materially interfere with the benefits of the security intended to be provided by the Security Instrument and this Agreement, (c) will not materially and adversely affect the value of the Property, (d) will not impair the use or operations of the Property (as currently used), and (e) will not impair Borrower’s ability to pay its Obligations in a timely manner.  IN CONNECTION WITH ANY REQUEST WITH RESPECT TO A MANAGEMENT AGREEMENT RELATED TRANSACTION MEETING THE CRITERIA OUTLINED ABOVE, LENDER OR LENDER’S SERVICER, AS APPLICABLE, MUST GRANT OR WITHHOLD ITS APPROVAL IN A PROMPT AND REASONABLE TIME FRAME FOLLOWING ITS RECEIPT OF ANY REQUIRED MATERIALS RELATING TO THE PROPOSED MANAGEMENT AGREEMENT RELATED TRANSACTION (I.E., LENDER OR LENDER’S SERVICER, AS APPLICABLE, MAY NOT UNREASONABLY DELAY THE TIMING OF THE APPROVAL PROCESS).

Section 7.3                      Replacement of Manager.

Lender shall have the right to require Borrower to replace the Manager with a Person chosen by Borrower and approved by Lender (provided, that such approval may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence of an Event of Default, (ii) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period, (iii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

ARTICLE 8

PERMITTED TRANSFERS

Section 8.1                      Permitted Transfer of the Property.

Lender shall not withhold its consent to the one-time conveyance of the Property to a Permitted Transferee provided that (a) Borrower shall give Lender written notice of such Transfer request not less than sixty (60) days prior to the proposed date of such Transfer, (b) Lender has received a Rating Agency Confirmation as to the conveyance of the Property to the Permitted Transferee, (c) Lender has received an agreement, acceptable to it in its sole discretion, pursuant to which Permitted Transferee assumes all of Borrower’s obligations under the Loan Documents, (d) Lender receives a transfer fee equal to $100,000.00 (it being understood and agreed that Lender’s servicer, following a Securitization of the Loan, shall not have the ability to unilaterally increase such transfer fee), (e) Lender shall have received such documents, certificates and legal opinions as it may reasonably request, (f) no Event of Default or event which with the giving of notice or the passage of time or both would constitute an Event of Default shall have occurred and remain uncured; (g) the Permitted Transferee and its property manager (if applicable) shall have sufficient experience in the ownership and management of properties similar to the Property, and Lender shall be provided with reasonable evidence thereof (and Lender reserves the right to reasonably approve the Permitted Transferee without approving the substitution of the property manager (if applicable)); (h) the Permitted Transferee shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender, evidencing such Permitted Transferee’s agreement to abide and be bound by the terms of the Note, this Agreement and the other Loan Documents, together with such legal opinions and title insurance endorsements as may be reasonably requested by Lender; (i) prior to any go-forward release of the Guarantor, a substitute guarantor acceptable to Lender in its sole discretion shall have assumed the Guaranty executed by Guarantor or executed a replacement guaranty reasonably satisfactory to Lender; and (j) Lender may, as a condition to evaluating any requested consent to a transfer, require that Borrower post a cash deposit with Lender in an amount equal to Lender’s anticipated costs and expenses in evaluating any such request for consent.  Upon any conveyance of the Property to a Permitted Transferee in accordance with this Section 8.1, Borrower and Guarantor shall be released from and relieved of any liability under the Loan Documents on a “go-forward” basis to the extent (and only to the extent) that such liability first arose and accrued solely and entirely following the date of the closing of such conveyance (but, in the case of Hazardous Substances (as defined in the Environmental Indemnity) related indemnities, to the extent (and only to the extent) that such claims arose solely from Hazardous Substances that (A) were not present in, on, under or migrating from, or a threat to the Property prior to the date of the closing of such conveyance, and (B) were not the result of any act or negligence of Borrower, Guarantor or any of their respective Affiliates, agents or contractors).  Notwithstanding the foregoing, this exclusion from liability shall not apply in the case of clause (xiii) of the Borrower’s Recourse Liabilities in Section 11.22 of this Agreement.

Section 8.2                      Permitted Transfers of Interest in Borrower.

(a)           Notwithstanding anything to the contrary contained in Section 4.2.1, the following Transfers (herein, the “Permitted Transfers”) shall be deemed to be permitted hereunder without the consent of Lender or the payment of any transfer fees or other fees (but subject to the terms and conditions of Section 8.3 below with respect to the payment of costs and expenses):

(i)                 Transfers of direct or indirect interests in Sole Member to, between and/or among Persons that are directly or indirectly one hundred percent (100%) owned and Controlled by Guarantor provided that (A) no Default or Event of Default shall have occurred and remain uncured, (B) to the extent any such transferee owns (in the aggregate with the direct and indirect ownership interests in Borrower owned by its Affiliates) more than 49% of the direct or indirect ownership interests in Borrower immediately following such Transfer and did not own (in the aggregate with the direct and indirect ownership interests in Borrower owned by its Affiliates) more than 49% of the direct or indirect ownership interests in Borrower as of the Closing Date, Borrower, at Borrower’s sole cost and expense, shall first deliver (or cause to be delivered) a substantive non-consolidation opinion (or an update to the Insolvency Opinion) to Lender and the Rating Agencies with respect to Borrower and such transferee in form and substance satisfactory to Lender and the Rating Agencies, (C) to the extent such transferee owns twenty percent (20%) or more of the direct or indirect interests in Borrower immediately following such Transfer (provided such transferee did not own 20% or more of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (credit, judgment, lien, etc.) acceptable to Lender with respect to such transferee, (D) such Transfer shall not result in Borrower or Sole Member no longer being Controlled by Guarantor, (E) the management of the Property remains unchanged, (F) Borrower shall give Lender notice of such Transfer, together with copies of all instruments effecting such Transfer and copies of any organizational documents that Lender shall require, not less than thirty (30) days prior to the date of such Transfer, and (G) the legal and financial structure of Borrower and its members or partners, as applicable, and the single purpose nature and bankruptcy remoteness of Borrower and its members or partners, as applicable, after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements; and

(ii)                 Guarantor shall be permitted, at any time after the Closing Date, to pledge up to 49% of the direct equity interests in Sole Member to a Permitted Transferee as security for Guarantor’s Line of Credit, provided that (A) Guarantor’s Line of Credit is fully recourse to Guarantor, (B) Guarantor’s Line of Credit is secured by substantial assets of Guarantor in addition to such pledge of direct equity interests in Sole Member, (C) the existence of, and the exercise of remedies under, the related pledge will not result in Borrower or Sole Member no longer being Controlled by Guarantor, (D) in connection with the exercise of remedies under the related pledge, Borrower shall deliver to Lender deliver (or cause to be delivered) a substantive non-consolidation opinion (or an update to the Insolvency Opinion) to Lender and the Rating Agencies with respect to Borrower and such new ownership structure in form and substance satisfactory to Lender and the Rating Agencies reflecting (E) Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (credit, judgment, lien, etc.) acceptable to Lender with respect to such Permitted Transferee (both at Closing and, if applicable, concurrently with any enforcement action under the related pledge), (F) the management of the Property remains unchanged, (G) Borrower shall give Lender notice of such Transfer, together with copies of all instruments effecting such Transfer and copies of any organizational documents that Lender shall require, not less than thirty (30) days prior to the date of such Transfer, and (H) the legal and financial structure of Borrower and its members or partners, as applicable, and the single purpose nature and bankruptcy remoteness of Borrower and its members or partners, as applicable, after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements.

(iii)                 Transfers of up to forty-nine percent (49%) of the direct or indirect ownership interests in Sole Member and/or Guarantor provided that the following conditions are satisfied: (A) no Default or Event of Default shall have occurred and remain uncured, (B) such Transfer shall not (1) cause the transferee (together with its Affiliates) to acquire Control of Borrower, Sole Member or Guarantor, (2) result in Borrower or Sole Member no longer being Controlled by Guarantor, or (3) cause the transferee (together with its Affiliates) to increase its direct or indirect interest in Borrower to an amount which exceeds forty-nine percent (49%), (C) to the extent such transferee owns twenty percent (20%) or more of the direct or indirect interests in Borrower immediately following such Transfer (provided such transferee did not own 20% or more of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (credit, judgment, lien, etc.) acceptable to Lender with respect to such transferee, (D) after giving effect to such Transfer, Guarantor shall continue to own at least fifty-one percent (51%) of all equity interests (direct or indirect) in Borrower, (E) the management of the Property shall remain unchanged, (F) Borrower shall give Lender notice of such Transfer request, together with copies of all instruments effecting such Transfer and copies of any organizational documents that Lender shall require, not less than thirty (30) days prior to the date of such Transfer, and (G) the legal and financial structure of Borrower and its members or partners, as applicable, and the single purpose nature and bankruptcy remoteness of Borrower and its members or partners, as applicable, after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements.

(b)           Any requested Transfer by Borrower of more than forty-nine percent (49%) of the direct or indirect interests in Borrower (other than Permitted Transfers) shall be conditioned upon satisfaction of the following conditions: (i) no Default or Event of Default shall have occurred and remain uncured, (ii) such Transfer is first approved by Lender in writing in its sole and absolute discretion, (iii) to the extent such transferee owns twenty percent (20%) or more of the direct or indirect interests in Borrower immediately following such Transfer (provided such transferee did not own 20% or more of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (credit, judgment, lien, etc.) acceptable to Lender with respect to such transferee, (iv) Borrower, at Borrower’s sole cost and expense, shall first deliver (or cause to be delivered) (A) a substantive non-consolidation opinion (or update to the Insolvency Opinion) to Lender and the Rating Agencies with respect to Borrower and such transferee in form and substance satisfactory to Lender and the Rating Agencies), and (B) if such Transfer occurs after a Securitization, a Rating Agency Confirmation to Lender that such Transfer will not result in a qualification, downgrade or withdrawal of the then applicable ratings, (v) the management of the Property shall remain unchanged, (vi) Borrower shall give Lender notice of such Transfer request, together with copies of all instruments effecting such Transfer and copies of any organizational documents that Lender shall require, not less than thirty (30) days prior to the date of such Transfer, and (vii) the legal and financial structure of Borrower and its members or partners, as applicable, and the single purpose nature and bankruptcy remoteness of Borrower and its members or partners, as applicable, after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements.

(c)           Notwithstanding the foregoing provisions of this Section 8.2, nothing contained in this Agreement or in any other Loan Document shall restrict the right of any shareholder in Glimcher Realty Trust (so long as its shares are traded on the New York Stock Exchange) to sell, assign, convey, transfer, pledge, hypothecate, create a security interest in or otherwise dispose of such shares.

(d)           Notwithstanding (and without limiting) the foregoing provisions of this Section 8.2, no Transfer of any direct or indirect ownership interests in Borrower may be made such that the transferee owns, in the aggregate with the direct or indirect ownership interests in Borrower owned by such transferee’s Affiliates, more than forty-nine percent (49%) of the direct or indirect ownership interests in Borrower unless such Transfer is conditioned upon the delivery of a substantive non-consolidation opinion (or update to the Insolvency Opinion) to Lender and the Rating Agencies with respect to Borrower and such transferee in form and substance reasonably satisfactory to Lender and otherwise satisfactory to the Rating Agencies.

Section 8.3                      Cost and Expenses.

Borrower shall pay all costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all fees and expenses of Lender’s counsel, whether internal or outside, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees, and all transfer taxes, sales taxes and other taxes or fees of any kind.

Section 8.4                      Timing with Respect to Permitted Transfers.

IN CONNECTION WITH ANY PERMITTED TRANSFER, IF AND TO THE EXTENT THAT LENDER OR LENDER’S SERVICER, AS APPLICABLE, HAS CONSENT RIGHTS WITH RESPECT TO SUCH PERMITTED TRANSFER, LENDER OR LENDER’S SERVICER, AS APPLICABLE, MUST GRANT OR WITHHOLD ITS APPROVAL IN A PROMPT AND REASONABLE TIME FRAME FOLLOWING ITS RECEIPT OF ANY REQUIRED MATERIALS RELATING THE PERMITTED TRANSFER (I.E., LENDER OR LENDER’S SERVICER, AS APPLICABLE, MAY NOT UNREASONABLY DELAY THE TIMING OF THE APPROVAL PROCESS OR CONSUMMATION OF THE PERMITTED TRANSFER IN QUESTION).

ARTICLE 9

SALE AND SECURITIZATION OF MORTGAGE

Section 9.1                      Sale of Security Instrument and Securitization.

(a)           Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization.  (The transactions referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”.  Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”).

(b)           If requested by Lender, Borrower shall assist Lender (provided that such assistance shall be provided by Borrower on commercially reasonable terms) in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including to:

(i)                 (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager (if applicable), including, without limitation, the information set forth on Exhibit B attached hereto, (B) provide updated budgets relating to the Property, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii)                 provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property and Borrower and its Affiliates, which counsel and opinions shall be reasonably satisfactory to Lender and the Rating Agencies;

(iii)                 provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)                 execute amendments to the Loan Documents and Borrower’s organizational documents requested by Lender; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, or (B) modify or amend any other material economic term of the Loan, or (C) materially and adversely affect Borrower, Sole Member or Guarantor.

(c)           If requested by Lender, Borrower shall provide Lender with the following financial statements (it being understood that Lender shall request (i) full financial statements if it anticipates that the principal amount of the Loan at the time of a Securitization may, or if the principal amount of the Loan at any time during which the Loan is included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included in the Securitization, and (ii) summaries of such financial statements if the principal amount of the Loan at any such time equals or exceeds ten percent (10%) of such aggregate principal amount) (all references to Regulation S-X in this Section 9.1(c) referring to Regulation S-X of the Securities Act)

(i)                 As of the Closing Date, a balance sheet with respect to the Property for the two most recent Fiscal Years, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years, meeting the requirements of Section 210.3-02 of Regulation S-X, for any interim period between the last audited balance sheet and the date of the most recent interim financial statements, interim financial statements of the Property meeting the requirements of Section 210.3-01 and 210.3-02 of Regulation S-X (all of such financial statements, collectively, the “Standard Statements”); provided, however, that (A) if the Property would be deemed to constitute a business and not real estate under Regulation S-X that has been acquired by Borrower from an unaffiliated third party, as to which the other conditions set forth in Section 210.3-05 of Regulation S-X for provision of financial statements in accordance with such Section have been met, at Lender’s election in lieu of or in addition to the Standard Statements otherwise required by this Section 9.1(c)(i), Borrower shall instead provide the financial statements required by such Section 210.3-05 of Regulation S-X, and (B) with respect to any portion of the Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) that has been acquired by Borrower from an unaffiliated third party, as to which the other conditions set forth in Section 210.3-14 of Regulation S-X for provision of financial statements in accordance with such Section have been med, in lieu of the Standard Statements otherwise required by this section, Borrower shall instead provide the financial statements required by Section 210.3-14 of Regulation S-X (any such statements described in (A) or (B) (“Acquired Property Statements”).

(ii)                 Not later than thirty (30) days after the end of each fiscal quarter following the Closing Date, a balance sheet of the Property as of the end of such fiscal quarter, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for the period commencing on the day following the last day of the most recent Fiscal Year and ending on the date of such balance sheet and for the corresponding period of the most recent Fiscal Year, meeting the requirements of Section 210.3-02 of Regulation S-X (provided, that if for such corresponding period of the most recent Fiscal Year Acquired Property Statements were permitted to be provided hereunder pursuant to paragraph (i) above, Borrower shall instead provide Acquired Property Statements for such corresponding period).  If requested by Lender, Borrower shall also provide “summarized financial information,” as defined in Section 210.1-02(bb) of Regulation S-X, with respect to such quarterly financial statements.

(iii)                 Not later than sixty (60) days after the end of each Fiscal Year following the Closing Date, a balance sheet of the Property as of the end of such Fiscal Year, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for such Fiscal Year, meeting the requirements of Section 210.3-02 of Regulation S-X.  If requested by Lender, Borrower shall provide summarized financial information with respect to such annual financial statements.

(iv)                 Upon ten (10) Business Days after notice from Lender in connection with the Securitization of the Loan, such additional financial statements, such that, as of the date (each a “Disclosure Document Date”) of each Disclosure Document, Borrower shall have provided Lender with all financial statements as described in paragraph (i) above; provided that the Fiscal Year and interim periods for which such financial statements shall be provided shall be determined as of such Disclosure Document Date.

(v)                 In the event Lender determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-X or any Legal Requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower shall promptly provide, such combination of Acquired Property Statements and/or Standard Statements as may be necessary for such compliance.

(vi)                 If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of any Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, the Borrower shall furnish to Lender upon request (i) the selected financial data and/or Net Operating Income for the Borrower and the Property for the most recent fiscal year and interim period (or such longer period as may be required by Regulation S-K if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB) meeting the requirements and covering the time periods specified in Section 301 of Regulation S-K and Item 1112 of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization.  Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required.  If requested by Lender, and to the extent in Borrower’s possession and provided Borrower is not prohibited to release such information, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

(vii)                 If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act filing in connection with or relating to a Securitization or as shall otherwise be reasonably requested by the Lender.

(viii)                 In the event Lender determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-K or Regulation S-X, as applicable, Regulation AB, or other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 9.1(b) hereof, Lender may request, and each Borrower shall promptly provide, such combination of Acquired Property Statement and/or Standard Statements or such other financial statements as Lender determines to be necessary or appropriate for such compliance.

(ix)                 If requested by Lender, the Borrowers shall provide Lender, promptly upon request, a list of tenants (including all affiliates of such tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.  In addition, if requested by Lender and to the extent such information is in the possession or control of Borrower, the Borrower shall provide Lender, promptly upon request, with financial information regarding any of the tenants identified in the list prepared pursuant to the preceding sentence in form and substance sufficient to satisfy the requirements of Item 1112 of Regulation AB.

All financial statements provided by Borrower pursuant to this Section 9.1(c) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements.  All financial statements relating to a Fiscal Year shall be audited by independent accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided.  All other financial statements shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

Section 9.2                      Securitization Indemnification.

(a)           Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives, including information contained in the Certification of Borrower may be included in disclosure documents in connection with the Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b)           Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Guarantor, Borrower’s Affiliates, the Property, Manager (if applicable) and all other aspects of the Loan (but not aspects of any other loans which may be included in any such Secondary Market Transactions or Securitization) (as applicable, “Borrower Specific Portion of a Disclosure Document”), does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“DB”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), DB, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls DB or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities, subject to any limitations set forth below (collectively, the “Liabilities”), to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, any untrue statement of any material fact contained in  any Borrower Specific Portion of a Disclosure Document or arise out of, or are based upon, the omission to state therein a material fact required to be stated in any Borrower Specific Portion of a Disclosure Document or necessary in order to make the statements in any Borrower Specific Portion of a Disclosure Document, in light of the circumstances under which they were made, not misleading, and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and/or the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liability arises out of, or is based upon, any actual untrue statement or omission made therein in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Borrower Specific Portion of a Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, operating statements and rental summary with respect to the Ground Lease.  This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

(c)           In connection with any Exchange Act Filing, Borrower shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group and/or the Underwriter Group may become subject insofar as such Liabilities arise out of, or are based upon, the actual omission to state in the Borrower Specific Portion of a Disclosure Document a material fact required to be stated in the Borrower Specific Portion of a Disclosure Document in order to make the statements in the Borrower Specific Portion of a Disclosure Document, in light of the circumstances under which they were made, not misleading, and (ii) reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and/or the Underwriter Group in connection with defending or investigating the actual Liabilities.

(d)           Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that such failure to notify causes prejudice to the indemnifying party.  In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party.  After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party.  The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party.

(e)           In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) DB’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.  Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)           The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3                      Intentionally Blank.

Section 9.4                      Severance Documentation.

Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or Securitization of all or any portion of the Loan), to require the Borrower to execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes (including the implementation of a mezzanine loan structure), reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), provided that (i) the Outstanding Principal Balance of all components immediately after the effective date of such modification equals the Outstanding Principal Balance immediately prior to such modification, (ii) the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification, and (iii) such transaction does not have material and adverse effect on Borrower, Sole Member or Guarantor (it being understood and agreed, however, that the actual structuring of such transaction [e.g., participation or Securitization of all or a portion of the Loan, the creation of an A/B or A/B/C structure, the creation of a mezzanine structure, etc.], in and of itself, shall in no way be deemed to have a material and adverse effect on any such Person).  At Lender’s election, each note comprising the Loan may be subject to one or more Securitizations.  Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.4 and, provided that such modification shall comply with the terms of this Section 9.4, it shall become immediately effective.  If requested by Lender, Borrower shall promptly execute an amendment to the Loan Documents to evidence any such modification.  Subject to the limitations described above, Borrower shall (1) cooperate with all reasonable requests of Lender in order to establish the “component” notes, and (2) execute and deliver such documents as shall be required by Lender and any Rating Agency in connection therewith, all in form and substance satisfactory to Lender and satisfactory to any Rating Agency, including, without limitation, the severance of security documents if requested.  In the event Borrower fails to execute and deliver such documents to Lender within ten (10) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower hereby ratifying all that such attorney shall do by virtue thereof.  It shall be an Event of Default under this Agreement, the Note, the Security Instrument and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.4 after expiration of ten (10) Business Days after notice thereof.

Section 9.5                      Borrower’s Monetary Obligations under this Article 9.

Notwithstanding anything to the contrary contained in Article 9, neither Borrower nor Guarantor shall be required to incur any material cost or expense in connection with a Secondary Market Transaction referenced in Section 9.1.  In addition, neither Borrower nor Guarantor shall be required to incur any material cost or expense in connection with any severance transaction referenced in Section 9.4 above (a “Severance Transaction”) over and above the aggregate amount of $10,000 (it being understood and agreed that Borrower shall be responsible for out-of-pocket costs and expenses up to such $10,000 threshold).  Notwithstanding the foregoing, in connection either a Secondary Market Transaction or a Severance Transaction, as applicable, Borrower and Guarantor shall remain solely responsible for the payment of their own legal fees.

ARTICLE 10

DEFAULTS

Section 10.1                      Events of Default.

(a)           Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)                 if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full within five (5) calendar days following the applicable Monthly Payment Date, (C) any prepayment of principal required under this Agreement or under the Note that is not paid when and if due,  (D)  any Prepayment Fee is not paid when and if due, (E) any Liquidated Damages Amount is not paid when and if due, or (F) any deposit to the Reserve Funds is not made within five (5) calendar days following the required deposit date therefor;

(ii)                 if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(iii)                 if any of the Taxes or Other Charges are not paid when due;

(iv)                 if the Policies or Ground Tenant’s Insurance Policies, as applicable, are not (A) delivered to Lender and (B) kept in full force and effect, each in accordance with the terms and conditions hereof and subject to the terms of Section 5.1;

(v)                 if Borrower breaches or permits or suffers a breach of the provisions of Section 4.2.1;

(vi)                 if any certification, representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender, including but not limited to the Certification of Borrower, shall have been materially false or materially misleading as of the date such representation or warranty was made; provided, however, that Borrower shall have ten (10) days following Borrower’s receipt of written notice from Lender to cure same so long as Lender determines, in Lender’s sole but good faith discretion, that (A) such representation or warranty was not intentionally false or misleading when made, and (B) such default will not have a materially adverse effect on the Loan or Lender’s collateral under the Loan Documents;

(vii)                 if Borrower, Sole Member or Guarantor shall make an assignment for the benefit of creditors;

(viii)                 if a receiver, liquidator or trustee shall be appointed for Borrower, Sole Member or Guarantor or if Borrower, Sole Member or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Sole Member or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Sole Member or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Sole Member, Guarantor or any Affiliate of the foregoing, upon the same not being discharged, stayed or dismissed within sixty (60) days following its filing;

(ix)                 if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)                 if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; provided, however, that Borrower shall have ten (10) days following Borrower’s receipt of written notice from Lender to cure same so long as Lender determines, in Lender’s sole but good faith discretion, that (A) such default was not intentional or material, and (B) such default will not have a materially adverse effect on the Loan or Lender’s collateral under the Loan Documents if such cure period is provided;

(xi)                 if Borrower breaches any representation, warranty or covenant contained in Section 3.1.24 hereof; provided, however, that Borrower shall have ten (10) days following Borrower’s receipt of written notice from Lender to cure same so long as Lender determines, in Lender’s sole but good faith discretion, that (A) such default was not intentional or material, and (B) such default will not have a materially adverse effect on the Loan or Lender’s collateral under the Loan Documents if such cure period is provided;

(xii)                 if Borrower shall be in default beyond any applicable notice, grace and/or cure period under any mortgage or security agreement covering any part of the Property  whether it be superior, pari passu or junior in Lien to the Security Instrument;

(xiii)                 subject to Borrower’s right to contest as provided in Section 3.6 of the Security Instrument, if Borrower creates, incurs, assumes or affirmatively permits the Property to become subject to any mechanic’s or materialman’s liens or other Liens, except (A) a Lien for Taxes or Other Charges not then due and payable (or not then delinquent in the case of property Taxes), (B) the Permitted Encumbrances, and/or (C) as otherwise disclosed in or permitted by this Agreement or any other Loan Document;

(xiv)                 Intentionally Blank;

(xv)                 except as expressly permitted or required in this Agreement, any other Loan Document, the Ground Lease, or any Ground Tenant Sublease, Borrower causes or affirmatively permits the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender;

(xvi)                 If and only to the extent that a Manager is managing the Property pursuant to a Management Agreement after the date hereof, the following shall apply (it being understood and agreed, however, that Borrower is self-managing the Property as of the date of this Agreement and that Borrower shall not hire/retain a Manager or execute a Management Agreement without the prior written consent of Lender, which consent may be granted or withheld in Lender’s reasonable discretion): if, without Lender’s prior written consent, (i) the Management Agreement is terminated due to a default by Borrower, (ii) there is a material modification to the Management Agreement, or (iii) if there shall otherwise be a material default by Borrower under the Management Agreement;

(xvii)                 if Borrower defaults under the Ground Lease (which default continues beyond any applicable notice and cure period), and such default causes Ground Tenant to cease to continuously operate the Ground Tenant Improvements as a retail and office property (other than temporary cessation in connection with any repair or renovation thereof undertaken with the consent of Lender);

(xviii)                 if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xvi) above, and such Default shall continue for ten (10) days after written notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice to Borrower from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days;

(xix)                 if Borrower or any Person owning a direct or indirect ownership interest in Borrower shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xx)                 if Borrower materially breaches any covenant contained Section 4.1.7 hereof;

(xxi)                 except as expressly permitted pursuant to the Loan Documents, the Ground Lease or any Ground Tenant Sublease, if Borrower grants any easement, covenant or restriction (other than the Permitted Encumbrances) over the Property;

(xxii)                 if Borrower breaches the negative covenant contained in Section 4.2.16 hereof or acts or neglects to act in such a manner as to be considered a default under any of the Operating Agreements, subject to any applicable notice and cure period thereunder;

(xxiii)                 if Borrower breaches its representations, warranties and/or covenants contained in Section 3.1.41 or Section 4.1.16 hereof with respect to the Ground Lease, subject to any applicable notice and cure period thereunder; or

(xxiv)                 Intentionally Blank;

(xxv)                 Intentionally Blank;

(xxvi)                 if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations.

(b)           Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.  Notwithstanding anything to the contrary, the rights contained in this Section 10.4 are subject to the limitations of Section 11.22 hereof and/or any other limitations expressly contained in the Loan Documents.

Section 10.2                      Remedies.  Except as otherwise provided in this Agreement (including Section 11.22 hereof) and/or any other Loan Document, Lender shall have the following remedies:

(a)           Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, to the fullest extent permitted by law, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and any direct or indirect interest therein, and each of the Security Instrument and any other documents or instruments evidencing and/or securing the Loan has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full.

(b)           Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the case of an Event of Default by Borrower in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect.  Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of the sums secured by the Security Instrument and not previously recovered.

(c)           Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(d)           Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 10.3                      Lender’s Right to Perform.

In the case of an Event of Default by Borrower resulting from the failure of Borrower to perform any covenant or obligation contained herein, and provided that such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Security Instrument and the other Loan Documents) and shall bear interest thereafter at the Default Rate.  Notwithstanding anything to the contrary, the rights contained in this Section 10.3 are subject to the limitations of Section 11.22 hereof and/or any other limitations expressly contained in the Loan Documents.

Section 10.4                      Remedies Cumulative.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.  Notwithstanding anything to the contrary, the rights contained in this Section 10.4 are subject to the limitations of Section 11.22 hereof and/or any other limitations expressly contained in the Loan Documents.

ARTICLE 11

MISCELLANEOUS

Section 11.1                      Survival; Successors and Assigns.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect until the Obligations have been indefeasibly paid, unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2                      Lender’s Discretion.

Whenever pursuant to this Agreement or any of the other Loan Documents Lender exercises any right given to it to consent to, approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to consent to, approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein or therein provided) be in the sole discretion of Lender.  Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

Section 11.3                      Governing Law.

(a)           THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY, VALIDITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT TO THE SECURITY INSTRUMENT AND ASSIGNMENT OF LEASE SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT:

NATIONAL REGISTERED AGENTS, INC.
875 AVENUE OF THE AMERICAS, SUITE 501
NEW YORK, NY 10001

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4                      Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower or Lender therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower or Lender, shall entitle Borrower or Lender to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5                      Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.  Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6                      Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6.  Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	German American Capital Corporation
60 Wall Street, 10th Floor
New York, NY 10005
Attention: Kevin Pivnick
Facsimile No.: (212) 797-4496

with a copy to:	Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attention: Mark Osher
Facsimile No.: (213) 229-6694

with a copy to:	KeyBank Real Estate Capital
Loan Servicing & Conversions
911 Main Street, Suite 1500
Kansas City, MO 64105
Attention:  Diane Haislip, Senior Vice President
Facsimile No.: (216) 357-6543

If to Borrower:	SDQ Fee, LLC
c/o Glimcher Properties Limited Partnership
180 East Broad Street, 21st Floor
Columbus, OH 43215
Attention: General Counsel
Facsimile No.: 614-621-8863

with a copy to:	SDQ Fee, LLC
c/o Glimcher Properties Limited Partnership
180 East Broad Street, 21st Floor
Columbus, OH 43215
Attention: Treasurer
Facsimile No.: 614-621-9321

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 11.6.  Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery.  Notice for any party may be given by its respective counsel.  Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 11.7                      Trial by Jury.

BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8                      Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9                      Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10                    Preferences.

Except as otherwise provided in this Agreement and/or any other Loan Document, Lender shall have the continuing and exclusive right to apply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11                     Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12                     Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages (including, without limitation, special, consequential and/or punitive damages) and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13                      Expenses; Indemnity.

(a)           Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (ii) Intentionally Blank; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property or any other security given for the Loan; (vi) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings and (vii) Borrower's failure to comply with Borrower’s obligations under Section 9.1 hereof (but subject to (A) the qualification contained in Section 9.1 that Borrower’s assistance will be provided by Borrower on commercially reasonable terms and (B) the cap on costs and expenses to be incurred by Borrower under Section 9.1 and Section 9.4 as more particularly described in Section 9.5 hereof); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Lender.  Any costs due and payable to Lender may be paid, at Lender’s election in its sole discretion, from any amounts in the Deposit Account.

(b)           Borrower shall indemnify, defend and hold harmless Lender for, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in arising out of or relating to (i) any breach by Borrower of the Loan Documents, (ii) the use or intended use of the proceeds of the Loan, (iii) any information provided by Borrower or its Affiliates, or contained in any documentation approved in writing by Borrower or its Affiliates; (iv) ownership of the Security Instrument, the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) any failure of the Property to comply with any Legal Requirements; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease (including the Ground Lease) or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (x) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (including the Ground Lease) (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c)           The provisions contained in this Section 11.13 are subject to the exculpation provisions contained in Section 11.22 of this Agreement.

Section 11.14                                Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15                                Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16                                No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)           Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan (and disburse Reserve Funds) hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan (or make any disbursement of Reserve Funds) in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17                                Publicity.

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, DB or any of their affiliates shall be subject to the prior written approval of Lender, to be granted or withheld in Lender’s sole but good faith discretion.

Section 11.18                                Waiver of Marshalling of Assets.

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19                                Waiver of Offsets/Defenses/Counterclaims.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents.  No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20                                Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21                                Brokers and Financial Advisors.

Borrower hereby represents that, except for George Smith Partners (“Broker”), neither it nor any of its Affiliates has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Borrower will pay Broker a commission pursuant to a separate agreement.  Borrower shall indemnify, defend and hold Lender harmless for, from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 11.22                                Exculpation.

Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest in the Property or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents.  Except for the limitation on Lender’s remedies as provided herein, the provisions of this Section 11.22 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(i)                 fraud, willful misconduct or material misrepresentation by Borrower, Guarantor or any Affiliate of Borrower or Guarantor in connection with the Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (“RICO”);

(ii)                 the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and/or asbestos and any indemnification of Lender with respect thereto in either document;

(iii)                 wrongful removal or destruction of any portion of the Property or damage to the Property caused by willful misconduct or gross negligence of Borrower, Guarantor or an Affiliate of Borrower or Guarantor;

(iv)                 any physical waste of the Property caused by Borrower, Guarantor or any Affiliate of Borrower or Guarantor;

(v)                 the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower, Guarantor or any Affiliate of Borrower or Guarantor or Guarantor;

(vi)                 the misapplication or conversion by Borrower, Guarantor or any Affiliate of Borrower or Guarantor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Gross Revenues (including Rents, security deposits, advance deposits or any other deposits and Lease Termination Payments);

(vii)                 failure of Borrower to pay charges for labor or materials or other charges contracted for by Borrower that creates Liens (other than the Permitted Encumbrances) on any portion of the Property;

(viii)                any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender in accordance with the provisions of the Loan Documents;

(ix)                   the failure to pay Taxes for which Borrower is responsible under this Agreement, the Ground Lease and/or any other Loan Document;

(x)                    failure to comply with the requirements of Borrower regarding the Policies in accordance with Section 5.1.1 hereof;

(xi)                   Borrower’s indemnification of Lender set forth in Section 9.2 hereof;

(xii)                  if Borrower breaches its representations, warranties and/or covenants contained in Section 3.1.41 or Section 4.1.16 hereof with respect to the Ground Lease; and/or

(xiii)                 the existence and/or enforcement of the “Indemnified Title Items” referenced in the Disclosure Schedule (notwithstanding the fact that the Title Insurance Policy affirmatively insures over such Indemnified Title Items).

(xiv)                 failure of Borrower to cause the demolition and/or removal of all or any portion of the Improvements, Personal Property and/or the Ground Tenant Improvements designated by Lender if, following a Casualty or Condemnation at the Property, the Improvements and/or the Ground Tenant Improvements are not restored in accordance with the terms and conditions of Sections 5.2, 5.3 and/or 5.4 and the Ground Lease as a result of the failure of Ground Tenant’s mortgage lender to make proceeds/awards available to Ground Tenant for such purpose.

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrower in the event that any of the following occur (each, a “Springing Recourse Event”): (i) Borrower fails to comply with the provisions of Section 3.1.24 hereof if such failure actually results in the substantive consolidation of Borrower’s assets into the bankruptcy estate of another Person (provided that Borrower shall have no liability under this clause (i) if and to the extent that Lender takes affirmative, legal action in any legal proceedings involving Borrower or the bankruptcy estate of another Person, the purpose of which is to cause the substantive consolidation of Borrower’s assets and such affirmative, legal action by Lender causes the substantive consolidation of Borrower’s assets); (ii) except as otherwise expressly permitted in this Agreement and/or any other Loan Document, Borrower fails to obtain Lender’s prior consent in accordance with the terms of this Agreement to any subordinate financing secured by the Property or other voluntary Lien encumbering the Property (other than the Permitted Encumbrances); (iii) Borrower fails to obtain Lender’s prior consent in accordance with the terms of this Agreement to any Transfer of the Property or any interest therein or any Transfer of any direct or indirect interest in Borrower, in either case as required by the Security Instrument or this Agreement other than a Permitted Transfer or as otherwise expressly permitted under any Loan Document (it being further understood and agreed that none of the following shall constitute a violation of any restrictions on Transfer under this Agreement or any Loan Document giving rise to liability under this clause (iii):  (A) a Defeasance or compliance by Borrower with any of the provisions contained in Section 2.5 of this Agreement, (B) an involuntary Condemnation of the Property or any part thereof, or (C) a foreclosure or deed in lieu of foreclosure of the Property or any portion thereof, as applicable); (iv) Borrower or Sole Member files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (v) the filing of an involuntary petition against Borrower and/or Sole Member under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower, Sole Member or Guarantor or any Affiliate of Borrower, Sole Member and/or Guarantor colludes with or otherwise assists such Person, and/or Borrower, Sole Member or Guarantor or any Affiliate of Borrower, Sole Member or Guarantor  solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower and/or Sole Member by any Person; (vi) Borrower and/or Sole Member files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (vii) Borrower, Sole Member, Guarantor or any Affiliate of Borrower, Sole Member or Guarantor consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any portion of the Property; or (viii) Borrower or Sole Member makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (ix) if Guarantor, Borrower, Sole Member or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgage or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan; provided thatthere shall be no liability pursuant to this clause (ix)in the event that (A) with respect to a monetary obligation/liability, Borrower asserts, in good faith, a defense of actual payment or contests, in good faith, the calculation of amounts owed, and (B) with respect to a non-monetary obligation/liability, such defense, judicial intervention or injunctive or other equitable relief is raised or asserted by Guarantor in good faith.

Section 11.23                                Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including (y) the Summary of Terms and Conditions dated August 11, 2010 (as may be amended) between Guarantor and Lender and (z) the Commitment Letter dated September 1, 2010 (as may be amended) between Guarantor and Lender, are superseded by the terms of this Agreement and the other Loan Documents.  In addition, Borrower hereby agrees that it is not relying on and has not relied on any representations, warranties or statements, whether written or oral, of the Lender, any Affiliate of the Lender or any other party in connection with its decision to enter into the transaction described in this Agreement and the related Loan Documents and that this Agreement and the related Loan Documents set forth the entire set of representations, warranties and understandings of the Borrower with respect to the transaction described herein and in the Loan Documents.

Section 11.24                                Servicer.

At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.  Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement, or for payment of the annual servicing fee due to the Servicer under the Servicing Agreement; provided, however, that Borrower shall be responsible for the payment of any other fees and expenses of the Servicer and any related third-party fees and expenses (i.e., which are not initial set-up fees or any other initial costs relating to or arising under the Servicing Agreement, or for payment of the annual servicing fee due to the Servicer under the Servicing Agreement), including, without limitation, special servicing fees, work-out fees and attorneys fees and disbursements in connection with a prepayment, release of the Property, assumption or modification of the Loan, special servicing or work-out of the Loan or enforcement of the Loan Documents.

Section 11.25                                Joint and Several Liability.

If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 11.26                                Creation of Security Interest.

Notwithstanding any other provision set forth in this Agreement, the Note, the Security Instrument or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Security Instrument and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 11.27                                Assignments and Participations.

(a)           Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement.

(b)           Upon such execution and delivery, from and after the effective date specified in the related assignment and acceptance agreement, the assignee thereunder shall be a party hereto and shall have the rights and obligations of Lender hereunder to the extent of its interest in the Loan.

(c)           Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of any Note for all purposes of this Agreement, and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Agreement and the other Loan Documents.  Lender shall not be relieved of any obligations hereunder as the result of the sale of any participations.

Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or participant or proposed assignees or participants, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to Lender by or on behalf of the Borrower or any of its Affiliates.

Section 11.28                                Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 11.29                                Set-Off.

In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower.  Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

GERMAN AMERICAN CAPITAL CORPORATION,
 a Maryland corporation

By:           _____________________________________
Name:
Title:

By:           _____________________________________
Name:
Title:

BORROWER:

SDQ FEE, LLC,
a Delaware limited liability company

By:           SDQ Fee Holdings, LLC,
 a Delaware limited liability company,
 its sole equity member

By:           Glimcher Properties Limited Partnership,
  a Delaware limited partnership,
  its sole member

By:           Glimcher Properties Corporation,
  a Delaware corporation,
  its sole general partner

By: ________________________________
Name: Mark E. Yale
Title:Executive Vice President, Chief
Financial Officer and Treasurer

SCHEDULE I

DISCLOSURE SCHEDULE

1.
Oakville Grocery Lienholder Suit: Fairbanks Contracting and Development, LLC (“Fairbanks”) filed a breach of contract action, unjust enrichment, and lien foreclosure suit against Kierland Crossing, LLC and several other parties on August 12, 2010. Fairbanks was a contractor of Oakville Grocery (“Oakville”), a current Scottsdale Quarter subtenant.  Fairbanks holds a mechanic lien for services provided to Oakville.  Borrower has not been named as a party, although its predecessor-in-interest has been named and served.

2.
Industrial Refrigeration and Boiler Company Suit: Industrial Refrigeration and Boiler Company (“Industrial”), a subcontractor to Fairbanks, filed a breach of contract action, unjust enrichment, and lien foreclosure suit against Kierland Crossing, LLC and several other parties on August 27, 2010.  Industrial holds a mechanic lien for services provided to Fairbanks in connection with the Oakville construction.  Borrower has not been named as a party, although its predecessor-in-interest has been named and served.

3.
The Items Disclosed on Schedule B – Part II of the Title Insurance Policy, a copy of which follows on the succeeding pages of this Schedule.  For the purposes of clause (xiii) of “Borrower’s Recourse Liability” in Section 11.22 of the Loan Agreement, the items listed in Items 5 through 16 of Schedule B – Part II of the Title Insurance Policy are the “Indemnified Title Items”).

Sch. I-1

SCHEDULE “B” - PART II
Subordinate Matters

In addition to the matters set fort in Schedule "B", Part I of this Policy, the title to the estate or interest in the land described or referred to in Schedule "A", is subject to the following matters, if any be shown, but the Company insures that such matters are subordinate to the lien or charge of the insured mortgage upon said estate or interest.

1.
Assignment of Leases and Rents from SDQ Fee, LLC, a Delaware limited liability company, in favor of German American Capital Corporation, a Maryland corporation, dated ________, 2010 and recorded _______, 2010, in the records of Maricopa County, Arizona..

2.
UCC-1 Financing Statement from SDQ Fee, LLC, a Delaware limited liability company, in favor of German American Capital Corporation, a Maryland corporation, recorded _______, 2010, in the records of Maricopa County, Arizona.

3.
Reciprocal Easement and Operating Agreement by and between Kierland Crossing Residential, LLC, an Arizona limited liability company, Kierland Crossing Residential II, LLC, an Arizona limited liability company, Kierland Crossing Residential III, LLC, an Arizona limited liability company and Kierland Crossing, LLC, a Delaware limited liability company, dated November 26, 2007 and recorded February 5, 2008, as Document No. 20080099586 {See Tab 40}, as amended by Amendment No. 1 to Reciprocal Easement and Operating Agreement by and between Kierland Crossing Residential, LLC, an Arizona limited liability company, Kierland Crossing Residential II, LLC, an Arizona limited liability company, Kierland Crossing Residential III, LLC, an Arizona limited liability company and Kierland Crossing, LLC, a Delaware limited liability company, dated March 27, 2008 and recorded April 16, 2008 as Document 20080334982 {See Tab 41}, both in the records of Maricopa County, Arizona. (FNT Ex. 23)

Continued...

Sch. I-2

SCHEDULE “B” - PART II, Subordinate Matters, Continued...

4.
Subject to the terms and conditions of that certain Subordination Non-Disturbance and Attornment Agreement, by and among German American Capital Corporation, a Maryland corporation, KeyBank National Association, as Administrative Agent, and Kierland Crossing, LLC, a Delaware limited liability company, hereinafter the “SNDA”, dated ___, 2010 and recorded _____, 2010, in the records of Maricopa County, Arizona, and to the extent of the subordination provided for in the SNDA, the following matters affecting title are shown here in Schedule B, Part II:

(1)
First Amended and Restated Ground Lease, as disclosed by that certain Memorandum of Lease by and between Sucia Scottsdale, LLC, a Delaware limited liability company, and Kierland Crossing, LLC, a Delaware limited liability company, dated December 6, 2006 and recorded December 11, 2006 as Document No. 20061613859, in the records of Maricopa County, Arizona.

(2)
Unrecorded Second Amendment to First Amended and Restated Ground Lease, by and between SDQ Fee, LLC, a Delaware limited liability company, and Kierland Crossing, LLC, a Delaware limited liability company, dated ___, 2010.

(3)
Subordination Non-Disturbance and Attornment Agreement, by and among German American Capital Corporation, a Maryland corporation, KeyBank National Association, as Administrative Agent, and Kierland Crossing, LLC, a Delaware limited liability company, dated ___, 2010 and recorded _____, 2010, in the records of Maricopa County, Arizona.

Continued...

Sch. I-3

SCHEDULE “B” - PART II, Subordinate Matters, Continued...

4. Continued...

The aforementioned First Amended and Restated Ground Lease ground lessee’s interest is encumbered by the following:

(4)
Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, by Kierland Crossing, LLC, a Delaware limited liability company, in favor of KeyBank National Association, as Administrative Agent, dated November 30, 2007 and recorded February 11, 2008 as Document No.20080115325, in the records of Maricopa County, Arizona, in the original principal amount of $220,000,000.00. (Affects Leasehold Interest)

(5)
Assignment of Leases and Rents by Kierland Crossing, LLC, a Delaware limited liability company, in favor of KeyBank National Association, as Administrative Agent, dated November 30, 2007 and recorded February 11, 2008 as Document No.20080115326, in the records of Maricopa County, Arizona.  (Affects Leasehold Interest)

5.
Notice and Claim of Lien for Labor, Services, Material, Machinery Fixtures and/or Tools by Fairbanks Contracting & Development, LLC, against Sucia Scottsdale, LLC, and Scottsdale OG, Inc., dated February 18, 2010 and recorded February 19, 2010 as  Document No. 20100138493 {See Tab 42}, for the amount $348,944.93, plus costs and interest, and as affected by that certain Notice of Lis Pendens Case No. CV2010-095491 by Fairbank’s Contracting & Development, LLC, an Arizona limited liability company, vs. Sucia Scottsdale, LLC, a Delaware limited liability company, recorded August 12, 2010 as Document No. 2010-0690345, both in the records of Maricopa County, Arizona. (Oakville Grocery)

Continued...

Sch. I-4

SCHEDULE “B” - PART II, Subordinate Matters, Continued...

6.
Notice and Claim of Mechanic's and Materialman's Lien by Farnsworth Wholes Scottsdale LLC, against Sucia Scottsdale, LLC, a Delaware limited liability company, dated February 10, 2010 and recorded February 23, 2010 as Document No. 20100149796, in the records of Maricopa County, Arizona, in the amount of $24,49084, plus costs and interest.  (FNT Ex. 14)

7.
Notice and Claim of Mechanic’s and Materialman's Lien by Rick the Plumber Inc., against Sucia Scottsdale, LLC, a Delaware limited liability company, dated February 22, 2010 and recorded February 23, 2010 as  Document No. 20100149797, in the records of Maricopa County, Arizona, in the amount of $44,600.00, plus costs and interest.  (FNT Ex. 15)

8.
Notice and Claim of Mechanic's, Professional Services, Materialman's Lien by Industrial Refrigeration & Boiler Co, against Oakville Grocery, Kierland Crossing, LLC, a Delaware limited liability company, Scottsdale OG Inc., and Sucia Scottsdale, LLC, a Delaware limited liability company; dated March 3, 2010 and recorded March 4, 2010 as  Document No. 20100184279 {See Tab 46}, in the records of Maricopa County, Arizona, for the amount $56,924.44, plus costs and interest. (Oakville Grocery)  (FNT Ex. 16)

9.
Notice and Claim of Lien for Labor, Services, Material, Machinery Fixtures and/or Tools by Statewide Electric, against Sucia Scottsdale, LLC, a Delaware limited liability company, and Oakville Grocery, dated March 10, 2010 and recorded March 12, 2010 as  Document No. 20100209015 {See Tab 47}, in the records of Maricopa County, Arizona, for the amount $87,503.52, plus costs and interest. (Oakville Grocery)  (FNT Ex. 17)

10.
Notice & Claim of Mechanic's and Materialman's Lien by Partitions and Accessories Company vs. Fairbanks Contracting & Development (original contractor) and Sucia Scottsdale, LLC, a Delaware limited liability company, dated March 25, 2010, and recorded April 2, 2010 as  Document No. 20100278937, in the records of Maricopa County, Arizona, for the amount $4,143.00, plus costs and interest.  (FNT Ex. 18)

Continued...

Sch. I-5

SCHEDULE “B” - PART II, Subordinate Matters, Continued...

11.
Notice and Claim of Lien for Labor, Services, Material, Machinery Fixtures and/or Tools by To The Max Airmax Cooling & Heating,  against Sucia Scottsdale, LLC, a Delaware limited liability company, dated April 1, 2010 and recorded April 8, 2010 as  Document No. 20100294239, in the records of Maricopa County, Arizona, for the amount $87,503.52, plus costs and interest.  (FNT Ex. 19)

12.
Notice and Claim of Mechanic’s and Materialman’s Lien by W.D. Drywall, against Sucia Scottsdale, LLC, a Delaware limited liability company, dated June 8, 2010 and recorded June 22, 2010 as  Document No. 2010-0501637, in the records of Maricopa County, Arizona, for the amount $31,561.65, plus costs and interest.

13.
Arizona - Notice and Claim of Mechanic's, Materialmen’s, or Professional Services Lien - A.R.S. 33-993 by Steeler, Inc., against Sucia Scottsdale, LLC, a Delaware limited liability company, dated June 21, 2010 and recorded June 22, 2010 as  Document No. 20100525839, in the records of Maricopa County, Arizona, for the amount $5,596.50, plus costs and interest.  (FNT Ex. 20)

14.
Notice and Claim of Lien for Labor, Services, Material, Machinery Fixtures and/or Tools by Hajoca Corp. against Sucia Scottsdale, LLC, a Delaware limited liability company, dated July 27, 2010 and recorded July 29, 2010 as Document No. 20100645865, in the records of Maricopa County, Arizona, for the amount $12,785.54, plus costs and interest.  (FNT Ex. 21)

15.
Mechanic's and Materialmen’s Lien by Brown Wholesale Electric, a division of Wesco Distribution, Inc., a Delaware corporation,  against Sucia Scottsdale, LLC, a Delaware limited liability company, dated July 26, 2010 and recorded July 29, 2010 as  Document No. 20100646016, in the records of Maricopa County, Arizona, for the amount $18,636.30, plus costs and interest.  (FNT Ex. 22)

Continued...

Sch. I-6

SCHEDULE “B” - PART II, Subordinate Matters, Continued...

16.
Notice and Claim of Mechanic's and Materialmen’s Lien by Mechanical Products Southwest Inc. against Sucia Scottsdale, LLC, a Delaware limited liability company, dated July 28, 2010 and recorded August 2, 2010 as Document No. 20100657840, in the records of Maricopa County, Arizona, for the amount $7,589.00, plus costs and interest.  (FNT Ex. 23)

This policy affirmatively insures the insured against loss or damage which the Insured shall sustain resulting from the existence and/or enforcement of items 5 through 16 above.

Sch. I-7

SCHEDULE II

INTENTIONALLY BLANK

Sch. II-1

SCHEDULE III

ORGANIZATIONAL CHART

* ownership percentages are as of 6/30/10 for these entities

Sch. III-1

SCHEDULE IV

BORROWER OPERATING ACCOUNT

The Huntington National Bank
ABA#:                   044000024
Account Name: Glimcher Properties Limited Partnership
Account#: 0189-164-3594

Sch. IV-1

SCHEDULE V

LIST OF REAs

1.	Joint Development Agreement disclosed by Memorandum recorded in the official records of Maricopa County, Arizona as Document No. 2008-0099585.

2.
Reciprocal Easement and Operating Agreement recorded in the official records of Maricopa County, Arizona as Document No. 2008-0099586, and amendment thereto recorded in the official records of Maricopa County, Arizona as Document No. 2008-00334982.

Sch. V-1

EXHIBIT A

LEGAL DESCRIPTION

A portion of the Northwest quarter of Section 11 and the Southwest quarter of Section 2, Township 3 North, Range 4 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, being described as follows:

COMMENCING at a City of Scottsdale brass cap found at the monumented intersection of 73rd Street and Butherus Road, as recorded in Thunderbird Industrial Airpark No. 3-A, in Book 160 of maps, page 8, records of Maricopa County, Arizona, from which a City of Scottsdale brass cap in a handhole found at the monumented intersection of Butherus Road and Scottsdale Road, as shown on said Thunderbird Industrial Airpark No, 3-A, bears North 88 degrees 51 minutes 18 seconds West, 1,054.98 feet; Thence along the monumented centerline of Butherus Road, North 88 degrees 51 minutes 18 seconds West, 370.07 feet; thence North 01 degree 08 minutes 42 seconds east 50.00 feet to a point on a line 50.00 feet North of and parallel with said centerline of Butherus Road and the TRUE POINT OF BEGINNING;

Thence along said parallel line, north 88 degrees 51 minutes 18 seconds West, 594.92 feet to a point of curvature having a radius of 25.00 feet;

Thence Northwesterly, 39.26 feet along the arc of said curve concave to the Northeast, through a central angle of 89 degrees 59 minutes 18 seconds to a point on a line 65.00 feet East of and parallel with the monumented centerline of Scottsdale Road;

Thence along last said parallel line, North 01 degrees 08 minutes 00 seconds East, 941.49 feet to a point of curvature having a radius of 20.00 feet;

Thence Northeasterly, 30.95 feet along the arc of said curve concave to the Southeast, through a central angle of 88 degrees 40 minutes 15 seconds, to a point of reverse curvature having a radius of 2,065.00 feet, also being 65.00 feet South of and parallel with the monumented centerline of Greenway-Hayden Loop as shown on the Scottsdale Research park Map of Dedication, recorded as Book 259 of Maps, page 38, and Affidavit Document No. 88-0350648, records of Maricopa County, Arizona;

Continued...

Exhibit A-1

Thence along last said parallel curve, Easterly, 591.35 feet along the arc of said curve concave to the North, through a central angle of 16 degrees 24 minutes 28 seconds;

Thence South 16 degrees 36 minutes 13 seconds east, 40.25 feet to a point of curvature having a radius of 150.00 feet;

Thence Southerly, 46.47 feet along said curve concave to the west through a central angle of 17 degrees 44 minutes 55 seconds;

Thence South 01 degrees 08 minutes 42 seconds West, 1000.15 feet to the TRUE POINT OF BEGINNING.

EXCEPT that portion of land dedicated as right of way as shown on the map of Dedication for Scottsdale Quarter, recorded February 4, 2009 in Book 1020 of Maps, Page 26, and Certificate of Correction, recorded in Document No. 2010-0316769, in the records of Maricopa County, Arizona.

Exhibit A-2

EXHIBIT B

CERTAIN UPDATED INFORMATION

(A)	Any proposed program for the renovation, improvement or development of the Property, or any part thereof, including the estimated cost thereof and the method of financing to be used.

(B)	The general competitive conditions to which the Property is or may be subject.

(C)	Management of the Property.

(D)	Principal business, occupations and professions carried on in, or from the Property.

(E)	Principal nature of business of Ground Tenant, and the principal provisions of the Ground Lease including, but not limited to: rental per annum, expiration date, and renewal options.

(F)	The effective annual rental per square foot or unit for each of the last three years prior to the date of filing.

Exhibit B-1